Exhibit 10.1
Execution Version
    Published CUSIP Number:
    Revolving Credit CUSIP Number:

$300,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of June 23, 2023,

by and among

MARKEL GROUP INC.
as Borrower, an Account Party and a Guarantor,
MARKEL BERMUDA LIMITED and
MARKEL GLOBAL REINSURANCE COMPANY,
as Account Parties,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent,
L/C Agent
and a Fronting Bank

WELLS FARGO SECURITIES, LLC,
CITIBANK, N.A.
and
JPMORGAN CHASE BANK, N.A.
as Joint Lead Arrangers     and Joint Bookrunners

and

CITIBANK, N.A.
and
JPMORGAN CHASE BANK, N.A.
as Co-Syndication Agents and Fronting Banks

(continued)
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(continued)
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(continued)
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EXHIBITS
Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Syndicated Letter of Credit
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit I	-	Form of Fronting Agreement

SCHEDULES
Schedule 1.1	-	Commitments and Commitment Percentages
Schedule 6.2	-	Subsidiaries and Ownership
Schedule 8.1	-	Existing Indebtedness
Schedule 8.2	-	Existing Liens

v

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 23, 2023, by and among MARKEL GROUP INC., a Virginia corporation, MARKEL BERMUDA LIMITED, a Bermuda exempted company, MARKEL GLOBAL REINSURANCE COMPANY, a Delaware corporation, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.
STATEMENT OF PURPOSE
Reference is made to that certain Credit Agreement, dated as of April 10, 2019 (as amended, restated, supplemented, or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), by and among the Borrower, the Credit Parties and the various Account Parties, Lenders and agents named therein.
The Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to amend and restate the Existing Credit Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.1    Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:
“Account Party” means any of the Borrower, Markel Bermuda, Markel Global Reinsurance Company, a Delaware corporation, and any other Non-Excluded Subsidiary designated as a new Account Party pursuant to Section 3.11.
“Account Party Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with the designation of any new Account Party pursuant to Section 3.11.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Credit Party or any of its Subsidiaries (a) acquires any business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger, amalgamation or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of any Person which have ordinary voting power for the election of members of the board of directors (or equivalent governing body) of such Person (other than Equity Interests having such power only by reason of the happening of a contingency).
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 10.6.
“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 11.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” has the meaning assigned thereto in Section 11.1(e).
“Agreement” means this Credit Agreement.
“Annual Statement” means, with respect to any Insurance Subsidiary, the statutory annual financial statement of such Insurance Subsidiary as is required to be filed with the applicable Governmental Authority of its jurisdiction of domicile, prepared in conformity with SAP and in accordance with the laws of such jurisdiction, together with all exhibits and schedules filed therewith. References herein to items on particular pages, lines, columns, exhibits and schedules to an Annual Statement are based on the format promulgated by the National Association of Insurance Commissioners for 2023 Statutory Annual Statements, and if such format is changed in future years so that different information is contained in such items or they no longer exist, it is understood and agreed that the reference contained herein is to the item of information consistent with that reported in the referenced item in the 2023 Annual Statement of such Insurance Subsidiary.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption, including, to the extent applicable, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all laws, rules and regulations applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping related thereto, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Currency” means (i) with respect to any Loan, Dollars, and (ii) with respect to any Letter of Credit, the Foreign Currency in which the Stated Amount of such Letter of Credit is denominated (or Dollars, if the Stated Amount of such Letter of Credit is denominated in Dollars).
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all final orders and decrees of all courts and arbitrators.

“Applicable Rate” means, for any day, as to the Commitment Fees and L/C Fees payable hereunder or as to the interest rate margin on any SOFR Loan or Base Rate Loan, as the case may be, the applicable percentages per annum determined by reference to the to the Borrower’s Leverage Ratio as set forth below:

Applicable Rate
Pricing Level	Leverage Ratio	Commitment Fee	SOFR Loans and L/C Fees	Base Rate Loans
I	≥ 0.35:1.00	0.250%	1.625%	0.625%
II	≥ 0.30:1.00 but <0.35:1.00	0.225%	1.500%	0.500%
III	≥ 0.20:1.00 but <0.30:1.00	0.200%	1.375%	0.375%
IV	<0.20: 1.00	0.175%	1.250%	0.250%

The Applicable Rate shall be determined and adjusted quarterly on the date two (2) Business Days after the day on which the Borrower provides an Officer’s Compliance Certificate pursuant to Section 7.3(a) for the most recently ended fiscal quarter of the Borrower (each such date, a “Calculation Date”); provided that (a) the Applicable Rate shall be based on Pricing Level III until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide an Officer’s Compliance Certificate when due as required by Section 7.3(a) for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Rate from the date on which such Officer’s Compliance Certificate was required to have been delivered shall be based on Pricing Level I until such time as such Officer’s Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Pricing Level shall be applicable to all Credit Extensions then existing or subsequently made or Issued.

Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 7.1 or Section 7.3(a) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Commitments are in effect, or (iii) any Credit Extension is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (A) the Borrower shall promptly (and in any event no later than five (5) Business Days thereafter) deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (B) the Applicable Rate for such Applicable Period shall be determined as if the Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall pay to the Administrative Agent promptly upon written demand (and in any event no later than five (5) Business Days following after such written demand) any additional interest or fees owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 4.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Section 4.1(b) and Section 9.2 nor any of their other rights under this Agreement or any other Loan Document; provided that, any additional interest or fees payable pursuant to this paragraph shall not be due and payable until written demand is made for such payment pursuant to this paragraph and, accordingly, any nonpayment of such interest or fees as a result of any such inaccuracy shall not constitute a Default

(whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue interest at the Default Rate), at any time prior to the date that is five (5) Business Days after such written demand. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means, collectively, Wells Fargo Securities, LLC, Citibank, N.A. and JPMorgan Chase Bank, N.A., in their capacities as the joint lead arrangers and joint bookrunners.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form reasonably approved by the Administrative Agent.
“Availability Period” means the period from and including the Closing Date to, but not including, the Commitment Termination Date.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.8(c)(iv).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.
“Base Rate” means, for any day, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 1%.
“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.8(c)(i).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.8(c)(i) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 4.8(c)(i).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any employee benefit plan, within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, which is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate.

“Borrower” means Markel Group Inc., a Virginia corporation.
“Borrower Materials” has the meaning assigned thereto in Section 11.1(e).
“Borrowing” means a borrowing consisting of simultaneous (a) Revolving Credit Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period or (b) Swingline Loans, as the context may require.
“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed and (b) is not a day on which commercial banks in Charlotte, North Carolina, Hamilton, Bermuda or New York, New York, are closed.
“Cash Collateral Account” has the meaning assigned thereto in Section 3.6(a).
“Cash Collateral Percentage” means, (i) if all outstanding Letter of Credit Exposure is denominated solely in Dollars, 100% and (ii) if any Letter of Credit Exposure is denominated in a Foreign Currency, 105%.
“Cash Collateralize” means, to pledge and deposit with, or deliver to, the Administrative Agent, for the benefit of the Lenders as collateral for Letter of Credit Exposure or obligations of the Lenders to fund participations in respect of Participated Letters of Credit, cash or deposit account balances pursuant to Section 3.6. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means, collectively:
(a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred eighty (180) days from the date of acquisition thereof,
(b) commercial paper issued by any Person organized under the laws of the United States of America, maturing within one hundred eighty (180) days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc.,
(c) marketable direct obligations issued by United States government sponsored enterprise or any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one hundred eighty (180) days from the date of acquisition thereof and currently having, as of the date of acquisition thereof, one of the two highest ratings obtainable from either S&P or Moody’s Investors Service, Inc.,
(d) certificates of deposit maturing no more than one hundred eighty (180) days from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency,
(e) time deposits maturing no more than ninety (90) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder,

(f) shares of any money market mutual fund that has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) through (d) above, or
(g) repurchase obligations with a term not exceeding seven (7) days with respect to underlying securities of the types described in clause (a) above entered into with any bank or trust company meeting the qualifications specified in clause (d) above.
“Change in Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Non-Excluded Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than members of the Markel family and trusts established by or for the benefit of members of the Markel family becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than thirty five percent (35%) of the Equity Interests of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.
“Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Credit Loans, to Issue Syndicated Letters of Credit and to purchase participations in Participated Letters of Credit and Swingline Loans for the account of the applicable Credit Party hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof. The initial Commitment of each Lender is set forth opposite the name of such Lender on Schedule 1.1.
“Commitment Fee” has the meaning assigned thereto in Section 4.3(i).
“Commitment Percentage” means, with respect to any Lender at any time, the percentage of the total Commitments of all the Lenders represented by such Lender’s Commitment, but subject to the provisions of Section 4.15. If the Commitments have terminated or expired, the Commitment Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments. The Commitment Percentage of each Lender on the Closing Date is set forth opposite the name of such Lender on Schedule 1.1.
“Commitment Termination Date” means the earliest to occur of (a) the Maturity Date, (b) the date of termination of the entire Commitments by the Credit Parties pursuant to Section 2.5, and (c) the date of termination of the Commitments pursuant to Section 9.2(a).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.9 and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Indebtedness” means, at any time, the aggregate amount (without duplication) of all Indebtedness of the Borrower and its Subsidiaries as of such time, determined on a consolidated basis in accordance with GAAP, but excluding (i) the aggregate outstanding amount (without duplication) of any Qualified Debt Obligations (but not any Qualified Debt Obligation that is also a Disqualified Equity Interest); provided, however, that the amount, if any, excluded pursuant to this clause (i) on any date shall not exceed 15% of the sum of Consolidated Indebtedness on such date plus Consolidated Net Worth on such date and (ii) Indebtedness if, upon or prior to the maturity thereof, necessary funds have been irrevocably deposited in trust or escrow for the payment, redemption or satisfaction of such Indebtedness.
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Worth” means, at any time, the amount reported by the Borrower, determined in accordance with GAAP on a consolidated basis, as “Total Shareholders’ Equity” on its most recent Form 10-K or Form 10-Q, as applicable, filed with the SEC, but (i) minus, to the extent not already included as a liability in “Total Shareholders’ Equity,” any Disqualified Equity Interests and (ii) plus, solely for purposes of calculating the Leverage Ratio on any date, to the extent not already included as a liability in “Total Shareholders’ Equity,” the aggregate outstanding amount (without duplication) of any Qualified Debt Obligations (but not any Qualified Debt Obligation that is also a Disqualified Equity Interest); provided, however, that the amount, if any, added back pursuant to this clause (ii) on any date shall not exceed 15% of the sum of Consolidated Indebtedness on such date plus Consolidated Net Worth on such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Exposure” means, with respect to any Lender at any time, the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender that are outstanding at such time, (ii) such Lender’s Letter of Credit Exposure at such time and (iii) such Lender’s Swingline Exposure at such time.
“Credit Extension” means (a) a Borrowing or (b) an Issuance of a Letter of Credit.
“Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility and the L/C Facility.
“Credit Parties” means, collectively, the Borrower, the Guarantor and the Account Parties.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, Part XIII of the Companies Act 1981 of Bermuda and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
“Defaulting Lender” means, subject to Section 4.15(c), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans required to be funded by it hereunder within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Agent, the Fronting Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Agent, the Fronting Bank, or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan or Issue a Letter of Credit hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 4.15(c)) upon delivery of written notice of such determination to the Borrower, the Fronting Bank, the L/C Agent, the Swingline Lender and each Lender.
“Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (a) debt securities or (b) any Equity Interests referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to the date which is ninety-five (95) days immediately following the Final Maturity Date; provided, however, that only the portion of Equity Interests that so matures or is mandatorily redeemable for cash, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Equity Interests; provided, further, that if the Borrower, at its option, may settle any payment upon such maturity or redemption by issuing common shares of the Borrower in lieu of a cash payment of such amount then such Equity Interests shall not be deemed to be Disqualified Equity Interests.
“Dollar Amount” means (i) with respect to an amount of Dollars or an amount denominated in Dollars, such amount, and (ii) with respect to an amount of Foreign Currency or an amount denominated in a Foreign Currency, at the time of determination thereof, the equivalent of such amount in Dollars as determined by the Administrative Agent at such time in its sole discretion by reference to the most recent Spot Rate for such Foreign Currency (as determined as of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.
“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.9 (subject to such consents, if any, as may be required under Section 11.9). Notwithstanding the foregoing, unless otherwise agreed by the Borrower, a Person must be a NAIC Qualified Lender to qualify as an Eligible Assignee.
“Employee Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to public health or the environment.
“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of public health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.
“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“ERISA Affiliate” means any Person who, together with the Borrower, is treated as a single employer within the meaning of Section 414(b) or (c) of the Code or Section 4001(b) of ERISA or, solely for purposes of Section 412 of the Code, Section 414(m) or (o) of the Code.
“Erroneous Payment” has the meaning assigned thereto in Section 10.10(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 10.10(d).
“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 10.10(d)
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
“Event of Default” means any of the events specified in Section 9.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.
“Evergreen Letter of Credit” has the meaning assigned thereto in Section 3.3.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Subsidiary” means Markel Ventures, Inc., a Virginia corporation, Markel CATCo Investment Management Ltd., an exempted company incorporated and organized under the laws of Bermuda, Nephila, Lodgepine Capital Management Limited, an exempted company incorporated and organized under the laws of Bermuda, and each other Subsidiary of the Borrower that:
(a)    is a Pledged Subsidiary;
(b)    (x) is acquired or formed by the Borrower or a Subsidiary of the Borrower on or after the Closing Date, (y) is not, or is formed for the purpose of acquiring another Person that is not, primarily engaged in the property and casualty insurance or property and casualty insurance-related businesses, and (z) is designated as an Excluded Subsidiary in the first Officer’s Compliance Certificate furnished pursuant to Section 7.3(a) following its formation or acquisition; or
(c)    is a Subsidiary of any other Excluded Subsidiary.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having an office or fixed place of business or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in a Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 4.12(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.11(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning given to such term in the Statement of Purpose.
“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States and any other jurisdiction with the purpose (in either case) of facilitating the implementation of (a) above, or (c) any agreement pursuant to the implementation of paragraphs (a) or (b) above with the IRS, the United States government or any governmental or taxation authority in the United States.
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letters” means (a) the Wells Fargo Fee Letter, (b) the separate fee letter agreement dated May 31, 2023 among the Borrower and Citigroup Global Markets Inc. and (c) the separate fee letter agreement dated May 31, 2023 among the Borrower and JPMorgan Chase Bank, N.A.
“Final Expiry Date” means the date when the Final Maturity Date has occurred, all Letters of Credit have expired or terminated and all Obligations owing hereunder and in the other Loan Documents have been paid in full.
“Final Maturity Date” means the first anniversary of the Commitment Termination Date.
“Financial Officer” means, with respect to the Borrower, the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries.
“Floor” means a percentage equal to 0% per annum.
“Foreign Currency” means (i) Pounds Sterling, (ii) Euros, (iii) Canadian Dollars, (iv) Australian Dollars, (v) New Zealand Dollars or (vi) any other currency that an Account Party may request from time to time, subject to the consent of each Lender (which consent shall not be unreasonably withheld or delayed).
“Foreign Currency Equivalent” means, subject to Section 1.8, with respect to any amount expressed in Dollars, at the time of determination thereof, the equivalent of such amount in the applicable Foreign Currency as determined by the Administrative Agent at such time in its sole discretion by reference to the most recent Spot Rate (as determined as of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.

“Foreign Lender” means a Lender that is resident or organized under the laws of a jurisdiction other than the United States, each State thereof or the District of Columbia.
“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States of America by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Agreement” means an agreement between any Non-NAIC Qualified Lender and any Non-NAIC Fronting Bank that such Non-NAIC Fronting Bank will itself honor the obligations of such Non-NAIC Qualified Lender in respect of a draft complying with terms of a Syndicated Letter of Credit as if, and to the extent, such Non-NAIC Fronting Bank were the Issuing Lender originally named on such Syndicated Letter of Credit in substantially the form of Exhibit I.
“Fronting Bank” means, as applicable, (i) with respect to Participated Letters of Credit, the Initial Fronting Banks and any other Lender to the extent it has agreed in its sole discretion to act as a “Fronting Bank” hereunder and that has been approved in writing by the Borrower and the Administrative Agent (such approval by the Administrative Agent not to be unreasonably delayed, conditioned or withheld) and (ii) with respect to Syndicated Letters of Credit, any Non-NAIC Fronting Bank.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit Issued by such Issuing Lender, other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“Fronting Commitment” means, as to any Fronting Bank, the obligation of such Fronting Bank to Issue Participated Letters of Credit for the account of any Account Party or one or more of its Subsidiaries from time to time in an aggregate amount equal to (a) for each of the Initial Fronting Banks, $0 or such other amount as such Initial Fronting Bank may separately agree to in a written agreement between the Borrower and such Fronting Bank (which such agreement shall be promptly delivered to the Administrative Agent upon execution), and (b) for any other Fronting Bank becoming a Fronting Bank after the Closing Date, such amount as separately agreed to in a written agreement between the Borrower and such Fronting Bank (which such agreement shall be promptly delivered to the Administrative Agent upon execution). In each case of clauses (a) and (b) above, any such amount may be changed after the Closing Date in a written agreement between such Borrower and such Fronting Bank (which such agreement shall be promptly delivered to the Administrative Agent upon execution); provided that the Fronting Commitment with respect to any Person that ceases to be a Fronting Bank for any reason pursuant to the terms hereof shall be $0.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Group” means the Borrower and its Subsidiaries.
“Guarantee Obligations” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, or (ii) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee Obligations” shall not include (x) obligations under insurance or reinsurance policies or (y) endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantor” means the Borrower (with respect to the Obligations of the other Account Parties).
“Guaranty” means the undertakings by the Guarantor under Article XII.
“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass or pose a health or safety hazard to persons or neighboring properties, (f) which are materials consisting of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.
“Hedge Obligations” means, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedge Agreements, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedge Agreement and (iii) any and all renewals, extensions and modifications of any Hedge Agreements and any and all substitutions for any Hedge Agreements.
“Illegality Notice” has the meaning assigned thereto in Section 4.8(b).
“Increase Effective Date” has the meaning assigned thereto in Section 4.13(d).
“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:
(a)    all obligations of such Person for borrowed money;
(b)    all obligations of such Person for the deferred purchase price of Property or services (other than trade and similar payables incurred or accrued in the ordinary course of such Person’s business and contingent acquisition consideration);
(c)    all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;
(d)    all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (limited, to the extent the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property, to the fair market value (as determined by such Person in good faith) of such Property);
(e)    all finance lease obligations of such person;
(f)    all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, bank guarantees, surety bonds or similar facilities, provided that (i) indebtedness arising pursuant to any letter of credit (whether issued pursuant to this Agreement or otherwise) shall not be included as Indebtedness to the extent collateralized in full and (ii) indebtedness arising pursuant to any letter of credit (whether issued pursuant to this Agreement or otherwise) that is not so collateralized shall not be included as Indebtedness unless and until such letter of credit is drawn by its beneficiary;

(g)    all Disqualified Equity Interests issued by such Person, with the amount of Indebtedness represented by such Disqualified Equity Interests being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Equity Interests that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Equity Interests, such fair market value shall be determined reasonably and in good faith by the board of directors (or equivalent governing body) of the issuer of such Disqualified Equity Interests);
(h)    all Guarantee Obligations of such person in respect of any of the foregoing;
(i)    all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and
(j)    all Hedge Obligations of such person.
Notwithstanding the foregoing, the term “Indebtedness” shall not include (x) any Qualified Debt Obligation that is not also Disqualified Equity Interests, provided, that the amount of such Qualified Debt Obligations excluded from “Indebtedness” on any date shall not exceed 15% of the sum of Consolidated Indebtedness on such date plus Consolidated Net Worth on such date, (y) solely for purposes of calculating the Leverage Ratio on any date, Indebtedness secured by a Stock Acquisition Lien that is nonrecourse to the credit of the Borrower or any of its Subsidiaries that are not Excluded Subsidiaries or (z) obligations of any Insurance Subsidiary under any (Re)insurance Agreement. For purposes of determining the amount of attributed Indebtedness from Hedge Obligations in respect of Hedge Agreements, the “principal amount” of such Hedge Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedge Obligations; provided that, for purposes of determining “Indebtedness” hereunder, the Net Mark-to-Market Exposure of Hedge Obligations in respect of Hedge Agreements shall not be included in “Indebtedness” unless the Net Mark-to-Market Exposure of such Hedge Obligations for the Borrower and its Subsidiaries exceeds $20,000,000 in the aggregate (in which case, the full amount of such Net Mark-to-Market Exposure shall be included in determining “Indebtedness” hereunder).
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning assigned thereto in Section 11.3(b).
“Information” has the meaning assigned thereto in Section 11.10.
“Initial Fronting Banks” means Wells Fargo, Citibank, N.A. and JPMorgan Chase Bank, N.A.
“Insurance Regulatory Authority” means, with respect to any Subsidiary of the Borrower, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its jurisdiction of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.

“Insurance Subsidiary” means any Subsidiary of the Borrower the ability of which to pay dividends is regulated by an Insurance Regulatory Authority or that is otherwise required to be regulated thereby in accordance with the applicable law of its jurisdiction of domicile.
“Interest Period” means, as to each SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:
(i)    the Interest Period shall commence on the date of advance of or conversion to any SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(ii)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(iv)    no Interest Period shall extend beyond the Maturity Date;
(v)    there shall be no more than ten (10) Interest Periods in effect at any time; and
(vi)    no tenor that has been removed from this definition pursuant to Section 4.8(c)(iv) shall be available for specification in any Notice of Borrowing or Notice of Conversion/Continuation.
“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).
“IRS” means the United States Internal Revenue Service.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issue” means, with respect to any Letter of Credit, to issue, to amend or to extend the expiry of, or to renew or increase the Stated Amount of, such Letter of Credit; and the terms “Issued”, “Issuing” and “Issuance” have correlative meanings.
“Issuing Lender” means (i) with respect to any Participated Letter of Credit, the applicable Fronting Bank and (ii) with respect to any Syndicated Letter of Credit, the Lenders who have Issued such Syndicated Letter of Credit, which may include any Affiliate of any Lender, provided that such Affiliate is a NAIC Qualified Lender.

“Knowledge” means, with respect to any Person, the actual knowledge of the president, chief financial officer, treasurer, general counsel and other senior management of such Person.
“L/C Advance” has the meaning assigned thereto in Section 3.2(d)(i).
“L/C Agent” means Wells Fargo, in such capacity.
“L/C Disbursement” means (i) with respect to any Participated Letter of Credit, any payment made by the applicable Fronting Bank pursuant thereto and (ii) with respect to any Syndicated Letter of Credit, any payment made by an Issuing Lender pursuant thereto.
“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Fee” has the meaning assigned thereto in Section 3.9(i).
“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate Dollar Amount of all L/C Disbursements that have not yet been reimbursed by or on behalf of the applicable Account Party at such time.
“L/C Sublimit” means $200,000,000.
“Lender” means the Persons listed on Schedule 1.1 and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption, or pursuant to a joinder agreement entered into pursuant to Section 4.13(c). Unless the context requires otherwise, the term “Lender” includes the Swingline Lender.
“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s extensions of credit made hereunder, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.
“Letter of Credit Collateral Account” has the meaning assigned thereto in Section 4.16(b)(ii).
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any Letter of Credit Notice therefor and any other applications, agreements, instruments, guarantees or other documents (whether general in application to all Letters of Credit Issued by the applicable Issuing Lender or applicable only to such Letter of Credit) governing or providing for the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit.
“Letter of Credit Exposure” means, at any time for each Lender, the sum of such Lender’s Participated Letter of Credit Exposure and Syndicated Letter of Credit Exposure.
“Letter of Credit Notice” means a Syndicated Letter of Credit Notice or a Participated Letter of Credit Notice, as the context requires.
“Letters of Credit” means the collective reference to letters of credit Issued pursuant to Article III.
“Leverage Ratio” means, as of any date, the ratio of (i) Consolidated Indebtedness as of such date, to (ii) the sum of Consolidated Indebtedness plus Consolidated Net Worth, each as of such date.

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, finance lease obligation or other title retention agreement relating to such asset, provided that in no event shall an operating lease in and of itself be deemed to be a Lien.
“Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Documents, the Fee Letters, and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent in connection with this Agreement or otherwise referred to herein or contemplated hereby.
“Loans” means the collective reference to the Revolving Credit Loans and the Swingline Loans, and “Loan” means any of such Loans.
“Markel Bermuda” means Markel Bermuda Limited, a Bermuda exempted company registered as a Class C and Class 4 insurer under the Bermuda Insurance Act 1978 and related rules and regulations, each as may be amended.
“Material Adverse Effect” means, with respect to the Borrower and its Subsidiaries, (a) a material adverse effect on the business, results of operations or financial condition of the Borrower and its subsidiaries, taken as a whole, (b) a material impairment of the ability of any such Person to perform its payment obligations under the Loan Documents to which it is a party, (c) a material impairment of the rights and remedies of the Administrative Agent, on behalf of the Lenders, under any Loan Document or (d) a material impairment of the legality, validity, binding effect or enforceability against the Credit Parties, taken as a whole, of the Loan Documents.
“Material Insurance Subsidiaries” means, collectively, each Insurance Subsidiary of the Borrower that is a Material Subsidiary.
“Material Lloyd’s Syndicate” means a Lloyd’s Syndicate whose assets (excluding intercompany accounts) are in excess of ten percent (10%) of the total assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP as of the last day of the most recent fiscal quarter for which financial statements therefor are available.
“Material Subsidiaries” means, at all times, any Subsidiary of the Borrower (other than any Excluded Subsidiary or any other Subsidiary at any time the Equity Interests of which subsequently becomes subject to a Stock Acquisition Lien within six months following the date on which it is organized by the Borrower or a Subsidiary of the Borrower or becomes a Subsidiary of the Borrower pursuant to an Acquisition) whose assets (excluding intercompany accounts) are in excess of ten percent (10%) of the total assets of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP as of the last day of the fiscal quarter then most recently ended for which financial statements therefor are available.
“Maturity Date” means June 23, 2028.
“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to the Fronting Exposure of the Fronting Banks at such time, and (ii) with respect to Cash Collateral provided in accordance with Section 2.4(c), the amount required by such Section.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA and to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding five (5) years.
“NAIC” means the National Association of Insurance Commissioners and any successor thereto.
“NAIC Qualified Institution List” has the meaning assigned thereto in the definition of “NAIC Qualified Lender.”

“NAIC Qualified Lender” means, at any time, any Lender listed on the “NAIC List of Qualified U.S. Financial Institutions” maintained by the securities valuation office of the NAIC as issuers of letters of credit for which reinsurance reserve credit can be given (the “NAIC Qualified Institution List”) at such time and acting through the legal entity so listed.
“Nephila” means, collectively, Nephila Holdings Ltd., an exempted company incorporated and organized under the laws of Bermuda, and Nephila Advisors, LLC, a Delaware limited liability company.
“Net Mark-to-Market Exposure” means, with respect to any Person and any Hedge Obligations as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedge Obligations, where “unrealized losses” means the fair market value of the cost to such Person of replacing or unwinding the Hedge Agreement giving rise to such Hedge Obligation as of the date of determination (assuming the Hedge Agreement were to be terminated as of that date and without giving effect to offset or other credit for any collateral securing such Hedge Agreement), and “unrealized profits” means the fair market value of the gain to such Person of replacing or unwinding such Hedge Agreement as of the date of determination (assuming such Hedge Agreement were to be terminated as of that date).
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.2 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Excluded Subsidiary” means any Subsidiary of the Borrower that is not an Excluded Subsidiary.
“Non-Extension Notice Date” has the meaning assigned thereto in Section 3.3.
“Non-NAIC Fronting Bank” means any Lender or other Person (which is a NAIC Qualified Lender) reasonably acceptable to the Administrative Agent which is requested by the Borrower, and which agrees in its sole discretion in writing, to be a fronting bank on behalf of a Non-NAIC Qualified Lender.
“Non-NAIC Qualified Lender” means, at any time, any Lender that is not a NAIC Qualified Lender at such time.
“Non-Pro Rata Issuance Election” has the meaning assigned thereto in Section 4.16(d).

“Note” or “Notes” means the Revolving Credit Notes and the Swingline Note, collectively, separately or individually, as appropriate.
“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).
“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.
“Notice of Non-Extension” has the meaning assigned thereto in Section 3.3.
“Obligations” means all principal of and interest (including interest and fees accruing after the filing of a petition or commencement of a case by or with respect to any Credit Party seeking relief under any applicable Debtor Relief Laws, whether or not the claim for such interest and fees is allowed in such proceeding) on the Loans, Reimbursement Obligations and all fees, expenses, indemnities, liabilities, financial accommodations and other monetary obligations owing, due or payable at any time by any Credit Party to the Administrative Agent, the L/C Agent, any Issuing Lender, any Lender or any other Person entitled thereto, under this Agreement or any of the other Loan Documents, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Officer’s Compliance Certificate” means a certificate of a Financial Officer of the Borrower substantially in the form attached as Exhibit F.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.12).
“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Participant” has the meaning assigned thereto in Section 11.9(d).
“Participant Register” has the meaning assigned thereto in Section 11.9(d).
“Participated Letter of Credit Cash Collateral” has the meaning assigned thereto in Section 4.16(b)(i).
“Participated Letter of Credit Exposure” means, at any time for each Lender, such Lender’s Commitment Percentage of the sum of (i) the aggregate Stated Amount of all outstanding Participated

Letters of Credit and (ii) the aggregate Dollar Amount of all outstanding Reimbursement Obligations with respect to Participated Letters of Credit at such time.
“Participated Letters of Credit” means Letters of Credit Issued by the Fronting Bank under Section 3.2.
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment Recipient” has the meaning assigned thereto in Section 10.10(a).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means any Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding five (5) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates.
“Permitted Liens” means the Liens permitted pursuant to Section 8.2.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.
“Pledged Subsidiary” means a Subsidiary of the Borrower, any of the Equity Interests of which is subject to a Stock Acquisition Lien or any other Lien permitted by this Agreement.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified Debt Obligations” means, without duplication, (a) Indebtedness securities of a Person that (i) permit the deferral of principal and interest payments or dividends for a period of up to five (5) years (but not beyond the maturity date), as elected by such Person, (ii) have a maturity for payment of principal of not less than ten (10) years after the date of issuance, and (iii) include provisions making the Indebtedness for borrowed money thereunder expressly subordinate to all other Indebtedness of such Person; (b) preferred securities issued by a Subsidiary, the sole purpose of which is to issue such preferred securities and invest the proceeds thereof in Indebtedness securities of the type described in clause (a) above, and which preferred securities are payable solely out of the proceeds of payments on account of such Indebtedness securities; (c) the obligations recorded on the consolidated balance sheet of such

Person and its Subsidiaries with respect to Indebtedness securities of the type described in clause (a) above and preferred securities of the type described in clause (b) above; and (d) any Indebtedness securities of the Borrower in respect of which the Borrower may, at the Borrower’s option, satisfy any principal payment, redemption or repurchase obligation by issuing common shares of the Borrower in lieu of a cash payment of such amount.
“Quarterly Statement” means, with respect to any Insurance Subsidiary, the statutory quarterly financial statement of such Insurance Subsidiary as is required to be filed with the applicable Governmental Authority of its jurisdiction of domicile, with all exhibits and schedules filed therewith.
“Ratable Share” of any amount means, at any time for each Lender, a percentage obtained by dividing such Lender’s Commitment at such time by the aggregate Commitments then in effect or, if the Commitment Termination Date has occurred, the Ratable Share of each Lender shall be determined by dividing such Lender’s outstanding Credit Exposure by the aggregate of all outstanding Credit Exposure as of any date of determination.
“Recipient” means (a) the Administrative Agent, (b) any Lender or Issuing Lender and (c) the Fronting Bank, as applicable.
“Register” has the meaning assigned thereto in Section 11.9(c).
“Reimbursement Obligation” means the obligation of any Account Party to reimburse the applicable Issuing Lenders for any payment made by such Issuing Lenders under, or in respect of, any Letter of Credit Issued for its account, together with interest thereon payable as provided herein.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.
“Removal Effective Date” has the meaning assigned thereto in Section 10.6(b).
“Required Lenders” means, at any time, Lenders having Credit Exposures representing more than fifty percent (50%) of the aggregate Credit Exposures of all Lenders. The Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time, provided that, the amount of any participation in any Swingline Loan and Participated Letter of Credit that such Defaulting Lender has failed to fund that has not been reallocated to and funded by another Lender shall be deemed to be held by the Swingline Lender or Fronting Bank, as the case may be, in making such determination.
“Resignation Effective Date” has the meaning assigned thereto in Section 10.6(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Credit Parties and reasonably acceptable to the Administrative Agent; provided that, to the extent requested thereby, the Administrative Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
“Revaluation Date” means, subject to Section 1.8, with respect to any Letter of Credit denominated in a Foreign Currency, each of the following: (i) each date of Issuance of such Letter of Credit, but only as to the Stated Amount of the Letter of Credit so Issued on such date, and (ii) such additional dates as the Administrative Agent shall determine.
“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.
“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.
“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form attached as Exhibit A-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc. and any successor thereto.
“Sanctioned Country” means at any time, a country, territory or region which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant Sanctions authority, (b) any Person located, operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Peron(s).
“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Credit Extensions will be used, or (c) from which repayment of the Credit Extensions will be derived.
“SAP” means, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the relevant Insurance Regulatory Authority of its jurisdiction of domicile, consistently applied and maintained and in conformity with those used in the preparation of the most recent statutory financial statements described in Section 6.11(b) or Section 7.2 (except where changes are required by the relevant Insurance Regulatory Authority).

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Act” means the Securities Act of 1933 (15 U.S.C. § 77 et seq.).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” means any Loan bearing interest at a rate based on Adjusted Term SOFR as provided in Section 4.1(a).
“Spot Rate” means, subject to Section 1.8, for a Foreign Currency, the rate provided (either by publication or otherwise provided or made available to the Administrative Agent) by Thomson Reuters Corp. (or equivalent service chosen by the Administrative Agent in its reasonable discretion) as the spot rate for the purchase of such Foreign Currency with another currency at a time selected by the Administrative Agent in accordance with the procedures generally used by the Administrative Agent for syndicated credit facilities in which it acts as administrative agent.
“Stated Amount” means, with respect to any Letter of Credit at any time, the aggregate Dollar Amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).
“Stock Acquisition Lien” means (i) any mortgage, pledge, hypothecation, lien, encumbrance, charge or security interest of any kind upon any Equity Interests of any Subsidiary of the Borrower acquired after the date hereof, if such Stock Acquisition Lien is given for the purpose of financing, and does not exceed, the cost to the Borrower or any Subsidiary of acquiring the Equity Interests or property of the acquired Subsidiary and such financing is effected concurrently with, or within six months after, the date of such acquisition, and (ii) any extension, renewal or refinancing of any such Stock Acquisition Lien as long as the principal amount of obligations secured thereby does not exceed the principal amount of obligations secured immediately prior to such extension, renewal or refinancing.
“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.
“Successor Credit Party” has the meaning assigned thereto in Section 8.4(a).
“Syndicated Letter of Credit” means Letters of Credit Issued severally by the Lenders under Section 3.1.
“Syndicated Letter of Credit Cash Collateral” has the meaning assigned thereto in Section 4.16(b)(ii).

“Syndicated Letter of Credit Collateral Account” has the meaning assigned thereto in Section 4.16(b)(ii).
“Syndicated Letter of Credit Exposure” means, at any time for each Lender, such Lender’s Commitment Percentage of the sum of (i) the aggregate Stated Amount of all outstanding Syndicated Letters of Credit and (ii) the aggregate Dollar Amount of all outstanding Reimbursement Obligations in respect of Syndicated Letters of Credit at such time.
“Syndicated Letter of Credit Notice” has the meaning assigned thereto in Section 3.1(b).
“Swingline Commitment” means the lesser of (a) $50,000,000 and (b) the unutilized Commitment of Wells Fargo.
“Swingline Exposure” means, at any time for each Lender, such Lender’s Commitment Percentage of the aggregate amount of the Swingline Loans outstanding at such time.
“Swingline Facility” means the swingline facility established pursuant to Section 2.2.
“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.
“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.
“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Swingline Participation Amount” has the meaning assigned thereto in Section 2.2(b)(ii).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Term SOFR” means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.
“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Market Index Rate” means, with respect to any day, the daily floating rate per annum for one month Term SOFR plus the Term SOFR Adjustment.
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Event” means the occurrence of any of the following which, either individually or in the aggregate, has resulted or would reasonably be expected to result in liability of any Credit Party: (a) a “reportable event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien with respect to any Pension Plan pursuant to Section 430(k) of the Code or Section 303(k) of ERISA, or (g) the determination that any Pension Plan is considered an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA or the determination that any Multiemployer Plan is in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA, or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the insolvency of a Multiemployer Plan under Section 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate, or (l) the failure to satisfy the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived, with respect to any Pension Plan, or (m) the occurrence of a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Benefit Plan, or (n) the failure of any Benefit Plan intended to be qualified under Section 401(a) of the Code to so qualify, or the failure of any trust forming part of any such plan to qualify for exemption from taxation under Section 501(a) of the Code, or (o) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan.
“Threshold Amount” means $150,000,000.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a SOFR Loan.
“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” and “U.S.” means the United States of America.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Section 2.3(a), Section 2.4(d), and Section 4.2, in each case, such day is also a Business Day.
“U.S. Insurance Subsidiaries” means the Insurance Subsidiaries of the Borrower that are organized under the laws of a State of the United States.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 4.11(g).
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
“Wells Fargo Fee Letter” means the separate fee letter agreement dated May 31, 2023 among the Borrower, Wells Fargo and Wells Fargo Securities, LLC.
“Withholding Agent” means any Credit Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the

Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.2    Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.
SECTION 1.3    Accounting Terms.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (ii) any lease of the Borrower or any Subsidiary thereof, whether now existing or entered into in the future, that would have been classified as a capital lease or an operating lease under FASB guidance prior to its issuance of ASU 2016-02 will be treated as, respectively, a finance lease or operating lease of the Borrower or such Subsidiary for all purposes of this Agreement, notwithstanding the issuance or the adoption of ASU 2016-02.
(b)    If at any time, any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change and (ii) the Credit Parties shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
SECTION 1.4    Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.5    References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including, without limitation, Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act, the UCC, the Investment Company Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
SECTION 1.6    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). Unless otherwise specified, to the extent any obligation is required to be paid or performed hereunder on a date that is not a Business Day, the date for payment or performance shall be construed to be required on the immediately succeeding Business Day.
SECTION 1.7    Letter of Credit Amounts. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the applicable Credit Parties and each Lender shall remain in full force and effect until the Fronting Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
SECTION 1.8    Exchange Rates; Currency Equivalents.
(a)    The Administrative Agent shall determine the Dollar Amount of each Letter of Credit denominated in a Foreign Currency. Such Dollar Amount shall become effective as of such Revaluation Date and shall be the Dollar Amount of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Foreign Currency for purposes of the Loan Documents shall be such Dollar Amount thereof as so determined by the Administrative Agent.

(b)    Wherever in this Agreement, in connection with the Issuance of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Foreign Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.
(c)    Notwithstanding the foregoing provisions of this Section 1.8 or any other provision of this Agreement, each Fronting Bank with respect to Participated Letters of Credit may compute the Dollar Amount of the maximum amount of each applicable Participated Letter of Credit issued by such Fronting Bank by reference to exchange rates determined using any reasonable method customarily employed by such Fronting Bank for such purpose.
SECTION 1.9    Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR Market Index Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 4.8(c) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR Market Index Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR Market Index Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR Market Index Rate or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.10    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division of a limited liability company under the Delaware Limited Liability Company Act (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
ARTICLE II

REVOLVING CREDIT FACILITY
SECTION 2.1    Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Lender severally agrees to make Revolving

Credit Loans in Dollars to the Borrower from time to time during the Availability Period as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the aggregate Credit Exposures shall not exceed the aggregate Commitments and (b) the Credit Exposure of any Lender (after giving effect to any amount requested) shall not at any time exceed such Lender’s Commitment. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans.
SECTION 2.2    Swingline Loans.
(a)    Availability. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower from time to time during the Availability Period; provided, that (i) after giving effect to any amount requested, the sum of the aggregate Credit Exposures shall not exceed the aggregate Commitments and (ii) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) shall not exceed the Swingline Commitment; provided, further, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
(b)    Refunding.
(i)    The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by written notice given no later than 11:00 a.m. on any Business Day request each Lender to make, and each Lender hereby agrees to make, a Revolving Credit Loan as a Base Rate Loan in an amount equal to such Lender’s Commitment Percentage of the aggregate amount of the Swingline Loans outstanding on the date of such notice, to repay the Swingline Lender. Each Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such notice. The proceeds of such Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Swingline Loans. No Lender’s obligation to fund its respective Commitment Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Commitment Percentage of a Swingline Loan, nor shall any Lender’s Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Commitment Percentage of a Swingline Loan.
(ii)    Immediately upon the making of a Swingline Loan, and without any further action on the part of the Swingline Lender or the Lenders, the Swingline Lender hereby grants to each Lender, and each Lender hereby acquires from such Swingline Lender, a participation in such Swingline Loan equal to such Lender’s Commitment Percentage of the amount of such Swingline Loan. If for any reason any Swingline Loan cannot be refinanced with a Revolving Credit Loan pursuant to Section 2.2(b)(i), each Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.2(b)(i), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to such Lender’s Commitment Percentage of the aggregate principal amount of Swingline Loans then outstanding. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its Swingline Participation Amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.
(iii)    Each Lender’s obligation to make the Revolving Credit Loans referred to in Section 2.2(b)(i) and to purchase participating interests pursuant to Section 2.2(b)(ii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article V, (C) any adverse change in the condition (financial or otherwise) of the Borrower, (D) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party or any other Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(iv)    If any Lender fails to make available to the Administrative Agent, for the account of the Swingline Lender, any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.2(b) by the time specified in Section 2.2(b)(i) or 2.2(b)(ii), as applicable, the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan or Swingline Participation Amount, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(c)    Defaulting Lenders.     Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 4.14 and Section 4.15.
SECTION 2.3    Procedure for Advances of Revolving Credit Loans and Swingline Loans.
(a)    Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and Swingline Loan and (ii) at least three (3) U.S. Government Securities Business Days before each SOFR Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such Borrowing, which shall be, (x) with respect to Base Rate Loans in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, (y) with respect to SOFR Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be SOFR Loans or Base Rate Loans, and (E) in the case of a SOFR Loan, the duration of the Interest Period applicable thereto. If the Borrower fails to specify a type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as Base Rate Loans. If the Borrower requests a borrowing of SOFR Loans in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. A Notice of Borrowing received after 11:00 a.m. shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.
(b)    Disbursement of Revolving Credit and Swingline Loans.
(i)    Not later than 1:00 p.m. on the proposed borrowing date, (i) each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender’s Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds in accordance with any wiring instructions set forth in the applicable Notice of Borrowing, or if no such wiring instructions are set forth, the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Lender has not made available to the Administrative Agent its Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.2(b).
(ii)    In the event that the Borrower has made a Non-Pro Rata Issuance Election and thereafter the Borrower requests a Revolving Credit Loan, such Revolving Credit Loan shall, subject to the other terms and provisions hereof, be advanced, first, by those Non-NAIC Qualified Lenders that do not participate in the Issuance of one or more Syndicated Letters of Credit as the result of such Non-Pro Rata Issuance Election until, after giving effect thereto, the aggregate Credit Exposure owing to the Lenders are held by the Lenders in accordance with their Commitment Percentages, and, second, by the Lenders (including such Non-NAIC Qualified Lenders) in accordance with their Commitment Percentages, provided that, for the avoidance of doubt, the aggregate outstanding amount of the Credit Exposure of such Lender shall not exceed the Commitment of such Lender notwithstanding the provisions of this Section 2.3(b)(ii).
SECTION 2.4    Repayment and Prepayment of Loans.
(a)    Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Commitment Termination Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.
(b)    Swingline Loans. The Borrower shall repay each Swingline Loan on the earlier to occur of (i) the date ten (10) Business Days after such Swingline Loan is made and (ii) the Commitment

Termination Date; provided that on each date that a Borrowing of Revolving Credit Loans is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans outstanding. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Swingline Lender, the Borrower shall repay the outstanding Swingline Loans made by such Swingline Lender in an amount sufficient to eliminate any Fronting Exposure in respect of such Swingline Loans.
(c)    Mandatory Prepayments. If at any time the aggregate Credit Exposures exceed 105% (or, if the aggregate Credit Exposures are denominated solely in Dollars at such time, 100%) of the aggregate Commitments, the Borrower agrees to repay within one (1) Business Day of notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders, Credit Extensions in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral Account opened by the Administrative Agent, for the benefit of the Lenders, in a Dollar Amount equal to such excess (such Cash Collateral to be applied in accordance with Section 9.2(b)).
(d)    Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, without premium or penalty, with prior written notice to the Administrative Agent given not later than 11:00 a.m. (i) on the same Business Day as prepayment of each Base Rate Loan and each Swingline Loan and (ii) at least three (3) U.S. Government Securities Business Days before prepayment of each SOFR Loan, specifying the date and amount of prepayment and whether the prepayment is of SOFR Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to SOFR Loans and $500,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof. A notice of prepayment received after 11:00 a.m. shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable, unless otherwise agreed by the Administrative Agent (and, in the case of any Swingline Loan, the Swingline Lender). Any such notice of prepayment shall be irrevocable, provided that a notice of termination of the Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(e)    Limitation on Prepayment of SOFR Loans. The Borrower may not prepay any SOFR Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 4.9 hereof.
SECTION 2.5    Voluntary Reduction of the Commitments. The Borrower shall have the right at any time and from time to time, upon at least three (3) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Commitment at any time or (ii) portions of the Commitment, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Commitment shall be applied to the Commitment of each Lender according to its Commitment Percentage. All Commitment Fees accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination. Any such written notice shall be irrevocable, provided that a notice of termination of the Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
SECTION 2.6    Termination of Revolving Credit Facility. The Revolving Credit Facility and the Commitments shall terminate on the Commitment Termination Date.
ARTICLE III

LETTER OF CREDIT FACILITY
SECTION 3.1    Syndicated Letters of Credit.
(a)    General. At the request of any Account Party at any time and from time to time during the Availability Period, each Lender agrees, on and subject to the terms and conditions of this Agreement, to Issue Letters of Credit as Syndicated Letters of Credit for the account of such Account Party or the account of any Non-Excluded Subsidiary (subject to Section 3.10) in Dollars or one or more Foreign Currencies. Each Syndicated Letter of Credit shall be Issued severally by all of the Lenders acting through the L/C Agent, at the time of Issuance as a single multi-bank letter of credit, and shall be substantially in the form of Exhibit D with such changes therein as the L/C Agent (in consultation with the applicable Account Party) determines are acceptable to it and not adverse to the interests of the Lenders, taken as a whole, provided that no Letter of Credit shall be Issued at any time if, immediately after giving effect thereto, (i) any Lender’s Credit Exposure would exceed such Lender’s Commitment, (ii) the sum of the aggregate Credit Exposures of all Lenders would exceed the aggregate Commitments at such time, or (iii) the aggregate Dollar Amount of the L/C Obligations would exceed the L/C Sublimit at such time. All Syndicated Letters of Credit will be standby letters of credit.
(b)    Notice of Issuance. To request the Issuance of a Syndicated Letter of Credit, the applicable Account Party (or the Borrower on behalf of any Non-Excluded Subsidiary) shall hand deliver or transmit by email to the L/C Agent and the Administrative Agent (which shall promptly notify the Lenders) not later than 11:00 a.m. three (3) Business Days in advance of the requested date of Issuance (or such shorter period as is acceptable to the L/C Agent, including any request for the Issuance of a Syndicated Letter of Credit on the Closing Date, subject to approval by the L/C Agent) a letter of credit notice on the L/C Agent’s standard form (with such changes as the L/C Agent shall reasonably deem appropriate) or other electronic notice acceptable to the L/C Agent (a “Syndicated Letter of Credit Notice”) requesting the Issuance of a Syndicated Letter of Credit, or identifying the Syndicated Letter of Credit to be amended, renewed, extended or increased, as the case may be, and specifying: (i) the date of Issuance (which shall be a Business Day), (ii) the date on which such Syndicated Letter of Credit is to expire (which shall comply with Section 3.3), (iii) the Stated Amount and Applicable Currency of such Syndicated Letter of Credit, (iv) the name and address of the beneficiary thereof, and (v) such other customary information as shall be necessary to prepare, amend, renew, extend or increase, as the case may be, such Syndicated Letter of Credit, it being understood and agreed that Syndicated Letters of Credit may be extended and renewed in accordance with Section 3.3. It is the intention of the parties to this Agreement that Syndicated Letters of Credit Issued to support reinsurance-related obligations shall have terms and conditions necessary to qualify such Syndicated Letters of Credit as permissible collateral under Applicable Law and, subject to the terms and conditions of this Agreement, the Issuing Lenders agree to Issue such Syndicated Letters of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Syndicated Letter of Credit Notice or other Letter of Credit Document submitted by the applicable Account Party to, or entered into by the applicable Account Party with, the L/C Agent relating to any Syndicated Letter of Credit Issued for its account, the terms and conditions of this Agreement shall control.

(c)    Obligation of Lenders. The obligation of any Issuing Lender under any Syndicated Letter of Credit shall be several and not joint and shall be in an amount equal to such Issuing Lender’s Commitment Percentage of the aggregate Stated Amount of such Syndicated Letter of Credit at the time such Syndicated Letter of Credit is Issued (subject to any amendments to such Syndicated Letter of Credit and any Non-Pro Rata Issuance Election expressly permitted hereunder) and each Syndicated Letter of Credit shall expressly so provide. Absent the prior written consent of each Issuing Lender, no Syndicated Letter of Credit may be Issued that would vary the several and not joint nature of the obligations of the Issuing Lenders thereunder as provided in this Section 3.1(c). The failure of any Issuing Lender to make any L/C Disbursement in respect of any Syndicated Letter of Credit on any date shall not relieve any other Issuing Lender of its corresponding obligation, if any, hereunder to do so on such date, but no Issuing Lender shall be responsible for the failure of any other Issuing Lender to make its L/C Disbursement in respect of any Syndicated Letter of Credit. Concurrently with or promptly following any change in Commitments pursuant to Section 11.9 (to the extent agreed to between the assigning Lender and the assignee) or any other event or circumstance resulting in a change in the Commitment Percentages of the Lenders, the L/C Agent shall use its commercially reasonable efforts to amend or replace each outstanding Syndicated Letter of Credit to reflect the new Commitment Percentages of the Lenders. Until a Syndicated Letter of Credit has been so amended or replaced, the Lenders (both before and after giving effect to the change in Commitment Percentages) shall be deemed to have irrevocably and unconditionally sold and purchased participations in such Syndicated Letter of Credit (including each drawing made thereunder and the obligations of the applicable Account Party under this Agreement with respect thereto and any Cash Collateral or other security therefor or guaranty pertaining thereto) as necessary to give effect to the change in Commitment Percentages.
(d)    Issuance Administration. Each Syndicated Letter of Credit shall be executed and delivered by the L/C Agent in the name and on behalf of, and as attorney-in-fact for, each Issuing Lender, and the L/C Agent shall act under each Syndicated Letter of Credit, and each Syndicated Letter of Credit shall expressly provide that the L/C Agent shall act, as the agent of each such Issuing Lender to (i) execute and deliver such Syndicated Letter of Credit, (ii) receive drafts, other demands for payment and other documents presented by the beneficiary under such Syndicated Letter of Credit, (iii) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Syndicated Letter of Credit, (iv) notify such Issuing Lender and the applicable Account Party that a valid drawing has been made and the date that the related L/C Disbursement is to be made and (v) exercise all rights held by the issuer of a letter of credit under the documents for which such Syndicated Letter of Credit shall provide credit enhancement (or designate any Person as its representative for all such purposes under such documents); provided that the L/C Agent shall have no obligation or liability for any L/C Disbursement under such Syndicated Letter of Credit (other than in its capacity as an Issuing Lender), and each Syndicated Letter of Credit shall expressly so provide. Each Issuing Lender hereby irrevocably appoints and designates the L/C Agent as its attorney-in-fact, acting through any duly authorized officer, to execute and deliver in the name and on behalf of such Issuing Lender each Syndicated Letter of Credit to be Issued by such Issuing Lender hereunder and to take such other actions contemplated by this Section 3.1(d). Promptly upon the request of the L/C Agent, each Issuing Lender will furnish to the L/C Agent such additional powers of attorney or other evidence as any beneficiary of any Syndicated Letter of Credit may reasonably request in order to demonstrate that the L/C Agent has the power to act as attorney-in-fact for such Issuing Lender to execute and deliver such Syndicated Letter of Credit.
(e)    Disbursement Procedures. The L/C Agent shall, promptly following its receipt thereof (and, in any event, within any time specified in the text of the relevant Syndicated Letter of Credit), examine all documents purporting to represent a demand for payment under a Syndicated Letter of Credit. The L/C Agent shall promptly after such examination and before such L/C Disbursement notify each applicable Issuing Lender and the applicable Account Party by telephone (confirmed by email) of such demand for payment. With respect to any demand for payment made under a Syndicated Letter of Credit which the L/C Agent has informed the applicable Issuing Lenders is valid, each such Issuing Lender will promptly make a L/C Disbursement in respect of such Syndicated Letter of Credit in accordance with the amount of its liability under such Syndicated Letter of Credit and this Agreement, and such L/C Disbursement is to be made to the account of the L/C Agent most recently designated by it for such purpose by notice to the Issuing Lenders. The L/C Agent will make such L/C Disbursement available to the beneficiary of such Syndicated Letter of Credit by promptly crediting the amounts so received, in the funds so received, to the account identified by such beneficiary in connection with such demand for such L/C Disbursement. Promptly following any L/C Disbursement by any Issuing Lender in respect of any Syndicated Letter of Credit, the L/C Agent will notify the applicable Account Party of such L/C Disbursement.
(f)    Reimbursement. Each Account Party agrees that it shall reimburse the applicable Issuing Lenders in respect of any L/C Disbursement made under such Account Party’s Syndicated Letters of Credit by paying to the Administrative Agent an amount in Dollars equal to the Dollar Amount (calculated as of the date of such L/C Disbursement) of such L/C Disbursement, with interest payable thereon as provided in Section 3.5, no later than 3:00 p.m. on the first Business Day after the date of the L/C Disbursement. Each Account Party’s obligation to reimburse the Issuing Lenders with respect to such Account Party’s Reimbursement Obligations shall be absolute and unconditional and subject to the provisions of Section 4.1.
SECTION 3.2    Participated Letters of Credit.
(a)    General. At the request of any Account Party, at any time and from time to time during the Availability Period, each Fronting Bank agrees, on and subject to the terms and conditions of this Agreement and in reliance upon the agreements of the Lenders set forth in this Section 3.2, to Issue Letters of Credit as Participated Letters of Credit for the account of such Account Party or the account of any Non-Excluded Subsidiary in Dollars or one or more Foreign Currencies in an aggregate amount not to exceed its Fronting Commitment, provided that no Letter of Credit shall be Issued at any time if, immediately after giving effect thereto, (i) any Lender’s Credit Exposure would exceed such Lender’s Commitment, (ii) the sum of the aggregate Credit Exposures of all Lenders would exceed the aggregate Commitments at such time, or (iii) the aggregate Dollar Amount of the L/C Obligations would exceed the L/C Sublimit at such time; and provided further that at any time a Fronting Bank has no Fronting Commitment, such Fronting Bank may, in its sole discretion (but subject to the terms and conditions set forth in this Agreement, including the conditions in the preceding proviso), Issue Participated Letters of Credit hereunder and any such Issuance of a Participated Letter of Credit by such Fronting Bank shall not oblige such Fronting Bank to do so at any other time. Each Participated Letter of Credit shall be in a form customarily used or otherwise approved by the Fronting Bank (in consultation with the applicable Account Party).
(b)    Notice of Issuance. To request the Issuance of a Participated Letter of Credit, the applicable Account Party (or the Borrower on behalf of any Non-Excluded Subsidiary) shall hand deliver or transmit by email to the Fronting Bank and the Administrative Agent (which shall promptly notify the Lenders) at least three (3) Business Days in advance of the requested date of Issuance (or such shorter period as is acceptable to the Administrative Agent and the Fronting Bank, including any request for the Issuance of a Participated Letter of Credit on the Closing Date, subject to approval by the Administrative Agent and the Fronting Bank) a letter of credit notice on the Fronting Bank’s standard form (with such changes as the Fronting Bank shall reasonably deem appropriate) or other electronic notice acceptable to the Fronting Bank (a “Participated Letter of Credit Notice”) requesting the Issuance of a Participated Letter of Credit, or identifying the Participated Letter of Credit to be amended, renewed, extended or increased, as the case may be, and specifying: (A) the date of Issuance (which shall be a Business Day),

(B) the date on which such Participated Letter of Credit is to expire (which shall comply with Section 3.3), (C) the Stated Amount and Applicable Currency of such Participated Letter of Credit, (D) the name and address of the beneficiary thereof, and (E) such other customary information as shall be necessary to prepare, amend, renew, extend or increase, as the case may be, such Participated Letter of Credit, it being understood and agreed that Participated Letters of Credit may be extended and renewed in accordance with Section 3.3. It is the intention of the parties to this Agreement that Participated Letters of Credit Issued to support reinsurance-related obligations shall have terms and conditions necessary to qualify such Participated Letters of Credit as permissible collateral under applicable law and, subject to the terms and conditions of this Agreement, the Fronting Bank agrees to Issue such Participated Letters of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Participated Letter of Credit Notice or other Letter of Credit Document submitted by the applicable Account Party to, or entered into by the applicable Account Party with, the Fronting Bank relating to any Participated Letter of Credit Issued for its account, the terms and conditions of this Agreement shall control.
(c)    Participations. By the Issuance of a Participated Letter of Credit by the Fronting Bank and without any further action on the part of the Fronting Bank or the Lenders, the Fronting Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from the Fronting Bank, without recourse or warranty, an undivided interest and participation in such Participated Letter of Credit in an amount equal to the Dollar Amount of such Lender’s Commitment Percentage of the Stated Amount of such Participated Letter of Credit and the applicable Account Party’s Reimbursement Obligations with respect thereto. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Participated Letters of Credit is absolute, irrevocable and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any such Participated Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the aggregate Commitments. In consideration and in furtherance of the foregoing, as set forth in Section 3.2(d)(i) each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the Fronting Bank, an amount in Dollars equal to the Dollar Amount of such Lender’s Commitment Percentage of each L/C Disbursement made by the Fronting Bank in respect of any Participated Letter of Credit or at any time after any reimbursement payment is required to be disgorged or refunded to the applicable Account Party for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly following receipt by the Administrative Agent of any payment from the applicable Account Party pursuant to Section 3.2(e), the Administrative Agent shall distribute such payment to the Fronting Bank or, to the extent that any Lenders have made payments pursuant to this paragraph to reimburse the Fronting Bank, then to such Lenders and the Fronting Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Fronting Bank for any L/C Disbursement shall not relieve the applicable Account Party of its obligation to reimburse such L/C Disbursement.
(d)    Disbursement Procedures; Funding of Participations.
(i)    The Fronting Bank shall, promptly following its receipt thereof (and, in any event, within any time specified in the text of the relevant Participated Letters of Credit), examine all documents purporting to represent a demand for payment under a Participated Letter of Credit. The Fronting Bank shall promptly after such examination notify the Administrative Agent and the applicable Account Party by telephone (confirmed by email) of such demand for payment and whether the Fronting Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Account Party of its obligation to reimburse the Fronting Bank and the Lenders with respect to any such L/C Disbursement. If the applicable Account Party shall fail to reimburse the Fronting Bank for such

L/C Disbursement on the date and time specified in Section 3.2(e), the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from the applicable Account Party in respect thereof and the Dollar Amount of such Lender’s Commitment Percentage thereof. Each Lender (including the Lender acting as Fronting Bank) shall upon such notice make funds available to the Administrative Agent in Dollars for the account of the Fronting Bank at the Administrative Agent’s Office in an amount equal to its Commitment Percentage of the unpaid L/C Disbursement (such amount, its “L/C Advance”) not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Account Party to reimburse the Fronting Bank for the amount of any payment made by the Fronting Bank under such Letter of Credit, together with interest as provided herein.
(ii)    If any Lender fails to make available to the Administrative Agent for the account of the Fronting Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 3.2(d) by the time specified therein, the Fronting Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Fronting Bank at a rate per annum equal to the Overnight Rate from time to time in effect. A certificate of the Fronting Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error. Until a Lender funds its L/C Advance pursuant to this Section 3.2(d) to reimburse the Fronting Bank for any L/C Disbursement, interest in respect of such Lender’s L/C Advance shall be solely for the account of the Fronting Bank.
(e)    Reimbursement. Each Account Party agrees that it shall reimburse the Fronting Bank in respect of any L/C Disbursement made under such Account Party’s Participated Letters of Credit by paying to the Administrative Agent an amount in Dollars equal to the Dollar Amount (calculated as of the date of such L/C Disbursement) of such L/C Disbursement, with interest payable thereon as provided in Section 3.5, no later than 3:00 p.m. on the first Business Day after the date of the L/C Disbursement. Each Account Party’s obligation to reimburse the Fronting Bank with respect to its Reimbursement Obligations shall be absolute and unconditional and subject to the provisions of Section 4.1.
(f)    Repayment of Participations.
(i)    At any time after the Fronting Bank has made a payment under any Participated Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 3.2(d)(i), if the Administrative Agent receives for the account of the Fronting Bank any payment in respect of the related unpaid L/C Disbursement or interest thereon (whether directly from the applicable Account Party or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of the Fronting Bank pursuant to Section 3.2(d) is required to be returned under any of the circumstances described in Section 4.1 (including pursuant to any settlement entered into by the Fronting Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of the Fronting Bank its Ratable Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Overnight Rate from time to time in effect.

SECTION 3.3    Expiry Date of Letters of Credit. Each Letter of Credit shall expire at or prior to the earlier of (a) the close of business on the date one year after the date of the Issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), provided that Participated Letters of Credit may expire 15 months from the dates of Issuance or renewal or extension in the sole discretion of the applicable Fronting Bank, or (b) the Final Maturity Date; provided, however, if any Account Party so requests in any applicable Letter of Credit Notice, the L/C Agent or the Fronting Bank, as applicable, agrees to Issue a Letter of Credit that provides for the automatic renewal for successive periods of one year or less (but not beyond the Final Maturity Date) (each, an “Evergreen Letter of Credit”) unless and until the L/C Agent or Fronting Bank, as applicable, shall have delivered prior written notice of nonrenewal to the beneficiary of such Letter of Credit (a “Notice of Non-Extension”) no later than sixty (60) days prior to the expiry date specified in such Letter of Credit (such time, the “Non-Extension Notice Date”). Once an Evergreen Letter of Credit has been Issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Agent or Fronting Bank, as applicable, to permit the extension of such Letter of Credit at any time to an expiry date not later than the Final Maturity Date; provided, however, that the L/C Agent or Fronting Bank, as applicable, shall not permit any such extension, nor shall it be required to extend such Letter of Credit, if (x) the L/C Agent or Fronting Bank, as applicable, has determined that it would not be permitted, or would have no obligation, at such time to Issue such Letter of Credit (as extended) under the terms hereof (by reason of the provisions of Section 5.2), (y) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, the Required Lenders or the applicable Account Party that one or more of the applicable conditions specified in Section 5.2 is not then satisfied or (z) the Commitment Termination Date has occurred.
SECTION 3.4    Obligations Absolute.
(a)    The Reimbursement Obligations of each Account Party with respect to a L/C Disbursement under any Letter of Credit Issued for the account of such Account Party and the obligation of any Lender to make its L/C Advance to the Fronting Bank with respect to any L/C Disbursement under any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and any Letter of Credit Document under all circumstances, including the following circumstances:
(i)    any lack of validity or enforceability of this Agreement, any other Loan Document, any Letter of Credit Document or any other agreement or instrument relating thereto;
(ii)    any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of such Account Party in respect of any Letter of Credit Document or any other amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents;
(iii)    the existence of any claim, set-off, defense or other right that such Account Party may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Lender, the Administrative Agent, the L/C Agent, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any other Letter of Credit Document or any unrelated transaction;

(iv)    any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(v)    payment by any Issuing Lender under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;
(vi)    any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the Obligations of such Account Party; or
(vii)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, such Account Party, any other Credit Party or any other guarantor, other than as may be expressly set forth in this Agreement.
(b)    None of the Administrative Agent, the L/C Agent, any Issuing Lender or any Lender, or any of their Related Parties, shall have any liability or responsibility to any Account Party by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond their control; provided that the foregoing shall not be construed to excuse the Fronting Bank or the L/C Agent from liability to the applicable Account Party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Account Party to the extent permitted by applicable law) suffered by such Account Party that are caused by the gross negligence or willful misconduct of the Fronting Bank or the L/C Agent (as determined by a court of competent jurisdiction by a final and nonappealable judgment) when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is expressly understood and agreed that (i) the acceptance by the Fronting Bank or the L/C Agent, as the case may be, of documents that appear on their face to comply with the terms of a Letter of Credit, without responsibility for further investigation, (ii) the exclusive reliance by the Fronting Bank or the L/C Agent, as the case may be, on the documents presented to it under a Letter of Credit as to any and all matters set forth therein, including the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect (so long as such document appears on its face to comply with the terms of such Letter of Credit), and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (iii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of the Fronting Bank or the L/C Agent.
SECTION 3.5    Interest. Unless the applicable Account Party reimburses each L/C Disbursement made in respect of Letters of Credit Issued for its account in full on the date such L/C Disbursement is made, the unpaid amount of the Reimbursement Obligation thereof shall bear interest from the date of each L/C Disbursement until such amount shall be paid in full as follows: (i) from and including the date such L/C Disbursement is made to and including the 3rd Business Day following such date, at the Base Rate plus the Applicable Rate at such time applicable to Base Rate Loans, and (ii) thereafter, at the Base Rate plus the Applicable Rate at such time applicable to Base Rate Loans plus 2%. Such interest shall be payable on demand. The Administrative Agent shall give prompt notice to the applicable Account Party and the applicable Lenders of the applicable interest rate determined by the Administrative Agent pursuant to this Section 3.5.
SECTION 3.6    Cash Collateralization of Letters of Credit.
(a)    If (A) as of the Commitment Termination Date, any Letter of Credit may for any reason remain outstanding, (B) any Event of Default occurs and is continuing and the Administrative Agent requires each Account Party to Cash Collateralize the aggregate Letter of Credit Exposure Issued for its account pursuant to Section 9.2(b), (C) the aggregate L/C Obligations exceeds the L/C Sublimit, or (D) the aggregate Credit Exposure for all Lenders at any time exceeds the aggregate Commitments, then in each case, each Account Party shall deliver to the Administrative Agent an amount of Cash Collateral in Dollars equal to 103% (or 100% if all L/C Obligations are denominated in Dollars) of the aggregate Stated Amount of all Letters of Credit Issued for its account outstanding at such time (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder); provided that in the case of clauses (C) and (D) above, the Account Parties shall only be required to deliver an amount of Cash Collateral equal to the amount of the applicable excess. The Administrative Agent shall deposit such Cash Collateral in a special collateral account of each Account Party established and maintained in the United States pursuant to arrangements reasonably satisfactory to the Administrative Agent (such account, the “Cash Collateral Account”) for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders.
(b)    Each Account Party hereby grants to the Administrative Agent, for the benefit of the Fronting Bank and the other Issuing Lenders, a Lien upon and security interest in its Cash Collateral Account and all amounts held therein from time to time as security for the Letter of Credit Exposure of such Account Party, and for application to its aggregate Reimbursement Obligations, as and when the same shall arise. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account for the benefit of the Fronting Bank and the other Issuing Lenders and the Account Parties shall have no interest therein except as set forth in Section 3.6(c). Other than any interest on the investment of such amounts in Cash Equivalents, which investments shall be made at the direction of the applicable Account Party (unless an Event of Default shall have occurred and be continuing, in which case the determination as to investments shall be made at the option and in the discretion of the Administrative Agent), amounts in the Cash Collateral Account shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account.
(c)    In the event of a drawing, and subsequent payment by any Issuing Lender, under any Letter of Credit at any time during which any amounts are held in the applicable Cash Collateral Account, the Administrative Agent will deliver to such Issuing Lender an amount equal to the Dollar Amount of the Reimbursement Obligation created as a result of such payment (or, if the amounts so held are less than such Reimbursement Obligation, all of such amounts) to reimburse the Issuing Lender therefor. Subject to Section 11.7, to the extent any such drawing is made, the applicable Account Party’s Reimbursement Obligation shall be deemed to have been satisfied and discharged to the extent of any such payment from the Cash Collateral Account. Any amounts remaining in any Cash Collateral Account (including interest and profits) after the expiration of the Letters of Credit of the applicable Account Party and the reimbursement in full of the Issuing Lenders for all of their respective obligations thereunder shall be held by the Administrative Agent, for the benefit of such Account Party, to be applied against the then due Obligations of such Account Party in such order and manner as the Administrative Agent may direct. If any Account Party is required to provide Cash Collateral pursuant hereto, such amount (including interest and profits), to the extent not applied as aforesaid, shall be returned to such Account Party, provided that after giving effect to such return (i) the aggregate Credit Exposure would not exceed the aggregate Commitments at such time and (ii) no Event of Default shall have occurred and be continuing at such time. If any Account Party is required to provide Cash Collateral as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to such Account Party within three (3) Business Days after all Events of Default have been cured or waived.
SECTION 3.7    Use of Letters of Credit. The Letters of Credit shall be available for, and each Account Party agrees that it shall use its Letters of Credit to support, its own insurance obligations, obligations under reinsurance agreements and retrocession agreements to which it is a party and similar risk obligations and for general corporate purposes.
SECTION 3.8    The Fronting Bank and L/C Agent. The Fronting Bank and the L/C Agent shall act on behalf of the Lenders with respect to any Letters of Credit Issued or administered by it and the documents associated therewith, and such Fronting Bank and L/C Agent shall have all of the rights, benefits and immunities (i) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered in connection with Letters of Credit Issued or proposed to be Issued by it or administered by it and any documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such Fronting Bank or L/C Agent with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Fronting Bank or the L/C Agent, as applicable.
SECTION 3.9    Letter of Credit Fees and Other Charges. The Borrower agrees to pay the following amounts:
(i)    to the Administrative Agent, for the account of each Lender, a letter of credit fee (the “Letter of Credit Fee”) for each calendar quarter (or portion thereof) in respect of all Letters of Credit Issued for the account of the Account Parties and outstanding during such quarter, at a per annum rate equal to the Applicable Rate in effect for such fee from time to time on such Lender’s Commitment Percentage of the Dollar Amount of the daily amount available to be drawn under such Letters of Credit. The Letter of Credit Fee shall be due and payable quarterly in arrears (i) on the last Business Day of each calendar quarter, commencing after the Closing Date through the Final Maturity Date, (ii) on the Final Maturity Date and (iii) on the Final Expiry Date; and
(ii)    (A) to each Fronting Bank (other than any Non-NAIC Fronting Bank), for its own account, with respect to each Participated Letter of Credit Issued by such Fronting Bank hereunder, a fronting fee, on the terms, in the amount and at the times as mutually agreed in writing between such Fronting Bank and the Borrower, (B) to each Non-NAIC Fronting Bank, a fronting fee as mutually agreed upon between the Borrower, such Non-NAIC Qualified Lender and such Non-NAIC Fronting Bank with respect to each Syndicated Letter of Credit Issued for the account of any Account Party (it being understood that unless otherwise agreed between the applicable Non-NAIC Qualified Lender, such Non-NAIC Fronting Bank, the Administrative Agent and the Borrower, such fronting fee shall be paid by reducing the applicable Letter of Credit Fee otherwise payable to such Non-NAIC Qualified Lender by an amount equal to such fronting fee and paying the same to such Non-NAIC Fronting Bank) and (C) to each Fronting Bank and the L/C Agent, such reasonable fees and expenses as such Fronting Bank or the L/C Agent customarily require in connection with the issuance, amendment, transfer, negotiation, processing and/or administration of letters of credit.
SECTION 3.10    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit Issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Non-Excluded Subsidiary that is not an Account Party, the Borrower shall be obligated to reimburse, indemnify and compensate the applicable Issuing Lenders hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been Issued solely for the account of the Borrower. The

Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Non-Excluded Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the Issuance of Letters of Credit for the account of any Non-Excluded Subsidiary inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Non-Excluded Subsidiaries.
SECTION 3.11    Designation of Additional Account Parties.
(a)    After the Closing Date, the Borrower may at any time and from time to time designate any Non-Excluded Subsidiary as an Account Party by delivery to the Administrative Agent (who shall promptly notify the Lenders) of an Account Party Joinder Agreement executed by such Account Party and the Borrower and the satisfaction of the other conditions precedent set forth in Section 3.11(b), and upon such delivery and satisfaction such Subsidiary shall for all purposes of this Agreement be an Account Party and a party to this Agreement until the Borrower shall have executed and delivered to the Administrative Agent a written notice of termination with respect to such Subsidiary (or any other Account Party as of the Closing Date), whereupon such Subsidiary (or such other Account Party as of the Closing Date) shall cease to be an Account Party and a party to this Agreement. Notwithstanding the preceding sentence, no such notice of termination will become effective as to any Account Party at a time when any Letter of Credit issued for the account of such Account Party shall be outstanding hereunder; provided that such notice of termination shall be effective to terminate the right of such Account Party to request further Letters of Credit under this Agreement. Notwithstanding the foregoing, in the event any Account Party (other than the Borrower) shall cease to be a Subsidiary of the Borrower, it shall automatically cease to be an Account Party hereunder, other than with respect to Letters of Credit previously issued on its account.
(b)    The designation of any Account Party pursuant to Section 3.11(a) is subject to the satisfaction of each of the following conditions:
(i)    an Account Party Joinder Agreement shall have been duly authorized, executed and delivered to the Administrative Agent by such Non-Excluded Subsidiary;
(ii)    no Lender shall have provided written notice to the Administrative Agent and the Borrower within 10 Business Days after notice of designation of such Non-Excluded Subsidiary as an Account Party that it is prohibited by law or by any bona fide policy of general applicability from lending to, establishing credit for the account of and/or doing any business whatsoever with such Non-Excluded Subsidiary or with Persons in the jurisdiction such Non-Excluded Subsidiary;
(iii)    the Borrower or such Non-Excluded Subsidiary shall have furnished, or caused to be furnished, to the Administrative Agent the documents required under clauses (ii), (iii) and (iv) of Section 5.1(b) with respect to such Non-Excluded Subsidiary; and
(iv)    such Non-Excluded Subsidiary shall have provided to the Administrative Agent and the Lenders all documentation and other information requested by the Administrative Agent or the Lenders in order for the Administrative Agent or the Lenders, as applicable, to comply with requirements of any applicable Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act, the Beneficial Ownership Regulation and any applicable “know your customer” rules and regulations.

ARTICLE IV

GENERAL LOAN PROVISIONS
SECTION 4.1    Interest.
(a)    Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Rate for Base Rate Loans or (B) Adjusted Term SOFR plus the Applicable Rate for SOFR Loans and (ii) any Swingline Loan shall bear interest at the Term SOFR Market Index Rate plus the Applicable Rate for SOFR Loans. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2.
(b)    Default Rate. If any amount payable by the Borrower or any Account Party under this Agreement or any other Loan Document (including principal of any Loan, Reimbursement Obligations, interest, fees and other amount) is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal to the applicable Default Rate and shall be payable upon demand.
(c)    Interest Payment and Computation. Interest on each Base Rate Loan and each Swingline Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing after the Closing Date; and interest on each SOFR Loan shall be due and payable in arrears on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period; provided that (i) in the event of any repayment or prepayment of any SOFR Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).
(d)    Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.
(e)    Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
SECTION 4.2    Notice and Manner of Conversion or Continuation of Loans. Provided that no Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time all or any portion of any outstanding Base Rate Loans in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof (or such lesser amount as shall represent all of the Base Rate Loans then outstanding) into one or more SOFR Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding SOFR Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof (or such lesser amount as shall represent all of the SOFR Loans then outstanding) into Base Rate Loans or (ii) continue such SOFR Loans as SOFR Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 1:00 p.m. three (3) U.S. Government Securities Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any SOFR Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued SOFR Loan. If the Borrower fails to give a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any SOFR Loan, then the applicable SOFR Loan shall be automatically converted to a Base Rate Loan. Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loan. If the Borrower requests a conversion to, or continuation of, SOFR Loans, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a SOFR Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.
SECTION 4.3    Fees.
(i)    Commitment Fee. Commencing on the Closing Date, subject to Section 4.15(a)(iii), the Borrower shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Rate on the average daily unused portion of the Commitment of the Lenders (other than the Defaulting Lenders, if any); provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Commitment for the purpose of calculating the Commitment Fee. The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing after the Closing Date and ending on the date upon which all Obligations (other than contingent indemnification and expense reimbursement obligations not then due or asserted) arising under the Revolving Credit Facility shall have been paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitment has been terminated. The Commitment Fee shall be distributed by the Administrative Agent to the Lenders (other than any Defaulting Lender) pro rata in accordance with the Lenders’ respective Commitment Percentages.
(ii)    Other Fees. The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in their respective Fee Letters. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 4.4    Manner of Payment. Each payment by the applicable Credit Party on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 3:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever. Any payment received after 3:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Commitment Percentage in respect of the relevant Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of any Issuing Lender’s fees shall be made in like manner, but for the account of such Issuing Lender. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.9, Section 4.10, Section 4.11 or Section 11.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 4.15(a)(ii).
SECTION 4.5    Evidence of Indebtedness.
(a)    Extensions of Credit. The Credit Extensions made by each Lender and each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or such Issuing Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender or the applicable Issuing Lender shall be conclusive absent manifest error of the amount of the Credit Extension made by the Lenders or such Issuing Lender to the Credit Parties and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Credit Parties hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or any Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Revolving Credit Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
(b)    Participations. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 4.6    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Section 4.8(d), Section 4.9, Section 4.10, Section 4.11 or Section 11.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:
(a)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and
(b)    the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Credit Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 4.14 or (C) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to any Credit Party or any of their Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).
Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.
SECTION 4.7    Administrative Agent’s Clawback.
(a)    Funding by Lenders; Presumption by Administrative Agent. In connection with any borrowing hereunder, the Administrative Agent may assume that each Lender has made its respective share of such borrowing available on such date in accordance with Sections 2.3(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(b)    Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Issuing Lenders or the

Swingline Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Issuing Lenders or the Swingline Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, the Issuing Lenders or the Swingline Lender, as the case maybe, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, such Issuing Lender or the Swingline Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
(c)    Nature of Obligations of Lenders. The obligations of the Lenders under this Agreement to make the Loans, to Issue or participate in Letters of Credit and to make payments under this Section, Section 4.11(e), Section 10.10, Section 11.3(c) or Section 11.7, as applicable, are several and are not joint or joint and several. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.
SECTION 4.8    Changed Circumstances.
(a)    Circumstances Affecting Benchmark Availability. Subject to clause (c) below, in connection with any request for a Swingline Loan or a SOFR Loan or a conversion to or continuation of a SOFR Loan or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period, (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period or (iii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining the Term SOFR Market Index Rate and, in the case of clause (ii), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods), and in the case of clause (iii) any Swingline Loans shall bear interest at the Base Rate plus the Applicable Rate for Base Rate Loans, in each case until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.9.
(b)    Laws Affecting SOFR Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR Market Index Rate or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligations of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to a SOFR Loan or continue any Loan as a SOFR Loan, shall be suspended, (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate” and (iii) any Swingline Loans shall bear interest at the Base Rate plus the Applicable Rate for Base Rate Loans. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 4.9.
(c)    Benchmark Replacement Setting.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.8(c)(i) will occur prior to the applicable Benchmark Transition Start Date.
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.8(c)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the

Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.8(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.8(c).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate. During any Benchmark Unavailability Period, all then-outstanding Swingline Loans shall bear interest at the Base Rate plus the Applicable Rate for Base Rate Loans.
(d)    Illegality. If, after the date hereof (or, in the case of any Lender, such later date as such Lender becomes a Lender hereunder) in any applicable jurisdiction, the Administrative Agent, any Issuing Lender or any Lender reasonably determines that the introduction of, or any changes in, any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, any Issuing Lender or any Lender to (i) perform any of its obligations hereunder or under any other Loan Document or (ii) to fund or maintain its participation in any Loan or Letter of Credit, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the applicable Credit Party, and until such notice by such Person is revoked, any obligation of such Person to issue, make, fund or maintain any such Credit Extension shall be suspended. Upon receipt of such notice, the Credit Parties shall, unless such Issuing Lender or Lender has been replaced in accordance with Section 4.12, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or on another applicable date with respect to another Obligation, occurring after the Administrative Agent has notified the Borrower or, in each case, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by Applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.
SECTION 4.9    Indemnity. The Borrower hereby indemnifies each of the Lenders against any actual loss, cost or expense, including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable which may arise, be attributable to or result due to or as a consequence of (a) any failure of the Borrower to borrow or continue a SOFR Loan or convert to a SOFR Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (b) any failure of the Borrower to prepay any SOFR Loan on a date specified therefor in any notice of prepayment (regardless of whether any such notice of prepayment may be revoked under Section 2.4(d) and is revoke in accordance therewith), (c) any payment, prepayment or conversion of any SOFR Loan on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default) or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 4.12(b). A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Credit Parties under this Section 4.9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 4.10    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender or any Issuing Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or any Issuing Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender, any Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to Issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit Issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender, or an Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof. Notwithstanding the foregoing, the Borrower shall be not required to pay such amounts to any Lender, Issuing Lender or other Recipient unless such Lender, Issuing Lender or other Recipient certifies that it is the general practice of such Lender, Issuing Lender or Recipient at such time to request compensation for such matters from similarly situated borrowers.
(d)    Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or any Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or such Issuing Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 4.11    Taxes.
(a)    Defined Terms. For purposes of this Section 4.11, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Upon becoming aware that it must make a deduction or withholding of any Tax pursuant to this Section 4.11(b) that requires an increased sum payable by a Credit Party or is otherwise an Indemnified Tax, the applicable Withholding Agent shall promptly notify the Credit Parties and the Administrative Agent.
(c)    Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Credit Party by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 4.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.11(g)(ii)(A), (ii)(B), and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission (A) would subject such Lender to any material unreimbursed cost or expense or (B) would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing:
(A)    Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this

Section 4.11 (including by the payment of additional amounts pursuant to this Section 4.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 4.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
SECTION 4.12    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender asserts that it has become illegal for it to issue, make, fund or maintain any such Credit Extension under Section 4.8(c), requests compensation under Section 4.9, or requires any Credit Party to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would avoid any illegality described in Section 4.8(d) or eliminate or reduce amounts payable pursuant to Section 4.9 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender asserts that it has become illegal for it to issue, make, fund or maintain any such Credit Extension under Section 4.8(d), requests compensation under Section 4.9, or if any Credit Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 4.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender or ceases to be a NAIC Qualified Lender (unless such Lender has in effect a Fronting Agreement with a Person which is listed on the NAIC Qualified Institution List to act as a Fronting Bank in accordance with Section 4.16), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.9 or Section 4.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)    the Borrower shall have paid or cause to be paid to the Administrative Agent the assignment fee (if any) specified in Section 11.9;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of any of its Loans and L/C Advances, its funded participations in Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9 from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts));
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 4.9 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with Applicable Law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply and, in the case of any request for compensation or Indemnified Taxes or additional amounts, such requests have been rescinded.
Each party hereto agrees that (x) an assignment required pursuant to this Section 4.12 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or the Administrative Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
(c)    Selection of Lending Office. Subject to Section 4.12(a), each Lender may make any Credit Extensions to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligations of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.
SECTION 4.13    Increase in Commitments.
(a)    Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the aggregate Commitments by an aggregate amount (for all such requests) not exceeding $200,000,000; provided that any such request for an increase shall be in a minimum amount of $5,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than five (5) Business Days from the date of delivery of such notice to the Lenders).

(b)    Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Commitment Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
(c)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Fronting Banks and the Swingline Lender, the Borrower may also invite one or more Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.
(d)    Effective Date and Allocations. If the aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.
(e)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date signed by a Responsible Officer of the Borrower (x) certifying and attaching the resolutions adopted by the board of directors (or equivalent governing body) of the Borrower approving or consenting to such increase, and (y) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects), and (B) no Default or Event of Default exists. The Borrower shall prepay any Revolving Credit Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 4.9) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Commitment Percentages arising from any nonratable increase in the Commitments under this Section, after giving effect to any assignments or reallocations of Revolving Credit Loans entered into among the Lenders substantially concurrently with the effectiveness of such increase. Unless otherwise agreed to by the Borrower, the L/C Sublimit (but not the Fronting Commitment of any Fronting Bank) shall be ratably increased on any Increase Effective Date.
(f)    Conflicting Provisions. This Section shall supersede any provisions in Section 4.6 or Section 11.2 to the contrary.

SECTION 4.14    Cash Collateral. If there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent, any Fronting Bank (with a copy to the Administrative Agent) or the Swingline Lender (with a copy to the Administrative Agent), the Account Parties shall provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined after giving effect to Section 4.15(a)(v) and any Cash Collateral provided by such Defaulting Lender).
(a)    Grant of Security Interest. Each Account Party, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Fronting Banks and the Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the obligations to which such Cash Collateral may be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, the Fronting Banks and the Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Account Parties will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)    Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under Section 4.14(a) or Section 4.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of its Participated Letter of Credit Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Fronting Bank shall no longer be required to be held as Cash Collateral pursuant to this Section 4.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent that there exists excess Cash Collateral; provided that, subject to Section 4.14, the Person providing Cash Collateral and the Fronting Banks may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.
SECTION 4.15    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 11.2.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swingline Lender hereunder; third, to Cash Collateralize the

Fronting Exposure of the Fronting Banks and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 4.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent or the refund of any Cash Collateral provided by the Borrower; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans, Syndicated Letters of Credit and funded participations under this Agreement and (B) Cash Collateralize the Fronting Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Participated Letters of Credit Issued under this Agreement, in accordance with Section 4.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans, or a payment to reimburse any L/C Disbursement in respect of a Syndicated Letter of Credit or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, L/C Disbursements and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, L/C Disbursements or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans, unpaid L/C Disbursements and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with their respective Commitment Percentages without giving effect to Section 4.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(A)    No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)    A Defaulting Lender shall be entitled to receive Letter of Credit Fees pursuant to Section 3.9 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the Stated Amount of Letters of Credit for which such Defaulting Lender has provided Cash Collateral required pursuant to Section 4.14.
(C)    With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall pay to each Non-

Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s Letter of Credit Exposure that has been reallocated to such Non-Defaulting Lender pursuant to Section 4.15(a)(iv) and/or Section 4.16(d).
(D)    Notwithstanding the foregoing, if any Defaulting Lender’s Participated Letter of Credit Exposure is not Cash Collateralized or reallocated pursuant to Section 4.15(a)(iv), then, without prejudice to any rights or remedies of the Fronting Bank or any Lender hereunder, all Letter of Credit Fees that otherwise would have been payable to such Defaulting Lender with respect to such Defaulting Lender’s Participated Letter of Credit Exposure shall be payable to the applicable Fronting Bank until such Defaulting Lender’s Participated Letter of Credit Exposure is Cash Collateralized.
(iv)    Reallocation of Participations. All or any part of such Defaulting Lender’s Participated Letter of Credit Exposure shall be automatically reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 11.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay all Swingline Loans and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 4.14.
(b)    Fronting Bank; Swingline Lender. So long as any Lender is a Defaulting Lender, (i) no Fronting Bank shall be required to Issue any Participated Letter of Credit unless the Commitments of the Non-Defaulting Lenders and/or Cash Collateral provided by the Account Parties or the Defaulting Lender are at least equal to the Stated Amount of such Participated Letter of Credit, and participating interests in any such newly Issued Participated Letter of Credit shall be allocated among Non-Defaulting Lenders (and Defaulting Lenders shall not participate therein) and (ii) the Swingline Lender shall not be under any obligation to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure.
(c)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the L/C Agent, the Swingline Lender and the Fronting Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments without giving effect to Section 4.15(a)(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Credit Parties while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from

Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender; and provided, further, that upon such Defaulting Lender becoming a Non-Defaulting Lender, subject to Section 3.6(a), the Administrative Agent shall return to the Borrower any Cash Collateral provided by the Borrower under Section 4.14 with respect to such Lender.
SECTION 4.16    Provisions Relating to NAIC Qualified Lenders.
(a)    Each Lender represents that on the date of this Agreement (or, if later, the date such Lender becomes a party to this Agreement), it is a NAIC Qualified Lender or has entered into a Fronting Agreement with a NAIC Qualified Lender in accordance with the requirements of this Section 4.16. Each Lender agrees to use commercially reasonable efforts in order to, at all times, (i) be listed on the NAIC Qualified Institution List or (ii) if such Lender is not listed on the NAIC Qualified Institution List, maintain in effect a Fronting Agreement with a Person which is a NAIC Qualified Lender to act as a Fronting Bank for such Lender in respect of its obligations under the Syndicated Letters of Credit (which Person, prior to entering in such Fronting Agreement, shall be subject to the prior written consent of each of the Borrower and the Administrative Agent, such consent, in each case, shall not be unreasonably withheld). If any Lender shall enter into a Fronting Agreement hereunder at any time, it shall promptly furnish a copy thereof to the Borrower and the Administrative Agent. If at any time any Lender shall cease to be a NAIC Qualified Lender, such Lender shall promptly notify the Borrower and the Administrative Agent and forthwith comply with its obligations under this Section 4.16. In connection with the execution or termination of any Fronting Agreement, the L/C Agent is authorized to amend or replace each outstanding Syndicated Letter of Credit to add or remove the applicable Non-NAIC Qualified Lender or Non-NAIC Fronting Bank, as the case may be. Each Lender shall promptly provide evidence to the Administrative Agent or the Borrower of such Lender’s compliance with the requirements of this Section 4.16 upon request by the Administrative Agent or the Borrower.
(b)    If at any time any Lender is a Non-NAIC Qualified Lender and does not have a Fronting Agreement in effect with a NAIC Qualified Lender, such Non-NAIC Qualified Lender shall be obligated to provide cash collateral for its Letter of Credit Exposure on the following terms:
(i)    With respect to any then existing Participated Letter of Credit Exposure of such Non-NAIC Qualified Lender, at the option of the applicable Fronting Bank or the Borrower, such Non-NAIC Qualified Lender shall forthwith deliver to the Administrative Agent an amount in cash equal to the product of (i) the Cash Collateral Percentage multiplied by (ii) the maximum amount of such Non-NAIC Qualified Lender’s Participated Letter of Credit Exposure (such amount provided in respect of such Participated Letter of Credit Exposure being herein called “Participated Letter of Credit Cash Collateral”). Upon receipt of any Participated Letter of Credit Cash Collateral (including any additional cash collateral provided under clause (iii) below that constitutes Participated Letter of Credit Cash Collateral), the Administrative Agent or the applicable Fronting Bank will establish one or more cash collateral accounts in the name and under the sole dominion and control of the Administrative Agent or the applicable Fronting Bank (each such cash collateral account, a “Participated Letter of Credit Collateral Account”) and deposit therein the relevant portion of such Participated Letter of Credit Cash Collateral (including the relevant portion of any additional cash collateral provided by such Non-NAIC Qualified Lender in respect of its additional Participated Letter of Credit Exposure pursuant to clause (iii) below) as collateral solely for the benefit of the applicable Fronting Bank to secure such Non-NAIC Qualified Lender’s obligations in respect of the Participated Letter of Credit Exposure with respect to Participated Letters of Credit Issued by such Fronting Bank and such Non-NAIC Qualified Lender hereby pledges and grants to the Administrative Agent or the applicable Fronting Bank, for the benefit of the applicable Fronting Bank, a security interest in all of its right, title and interest in and to each Participated Letter of Credit Collateral Account and the balances from time to time therein. The balances from time to time in the Participated Letter of Credit Collateral Account shall not constitute payment of any such obligations until applied by the Administrative Agent as provided herein.
(ii)    With respect to any then existing Syndicated Letter of Credit Exposure of such Non-NAIC Qualified Lender, such Non-NAIC Qualified Lender and/or the Borrower may request that another Lender act as a Non-NAIC Fronting Bank for (and to enter into a Fronting Agreement with) such Non-NAIC Qualified Lender with respect to such Non-NAIC Qualified Lender’s then existing Syndicated Letter of Credit Exposure (and such additional Syndicated Letter of Credit Exposure of such Non-NAIC Qualified Lender, to the extent provided in clause (iii) below); provided that (A) no Lender shall be obligated to so act as a Non-NAIC Fronting Bank and (B) any agreement of any Lender to so act as a Non-NAIC Fronting Bank shall be on such terms and conditions and subject to payment of such fees as shall be agreed among such Non-NAIC Fronting Bank, the Non-NAIC Qualified Lender, the Administrative Agent and the Borrower (including, to the extent required by the Non-NAIC Fronting Bank or the Borrower, the requirement that such Non-NAIC Qualified Lender shall forthwith deliver to the Administrative Agent an amount in cash equal to the product of (i) the Cash Collateral Percentage multiplied by (ii) the maximum amount of such Non-NAIC Qualified Lender’s Syndicated Letter of Credit Exposure (such amount provided in respect of such Syndicated Letter of Credit Exposure being herein called the “Syndicated Letter of Credit Cash Collateral”)). Upon receipt of any Syndicated Letter of Credit Cash Collateral (including any additional cash collateral provided under clause (iii) below that constitutes Syndicated Letter of Credit Cash Collateral) by the Administrative Agent from such Lender, the Administrative Agent will establish a cash collateral account (of the type described in clause (i) above) (the “Syndicated Letter of Credit Collateral Account” and, together with each Participated Letter of Credit Collateral Account, each a “Letter of Credit Collateral Account”) and deposit therein such Syndicated Letter of Credit Cash Collateral (including any additional cash collateral provided by such Lender in respect of its additional Syndicated Letter of Credit Exposure pursuant to clause (iii) below) as collateral solely for the benefit of the Non-NAIC Fronting Bank to secure such Non-NAIC Qualified Lender’s obligations to the Non-NAIC Fronting Bank under such Fronting Agreement in respect of such Non-NAIC Qualified Lender’s Syndicated Letter of Credit Exposure and such Non-NAIC Qualified Lender hereby pledges and grants to the Administrative Agent, for the benefit of such Non-NAIC Fronting Bank, a security interest in all of its right, title and interest in and to the Syndicated Letter of Credit Collateral Account and the balances from time to time therein. The balances from time to time in the Syndicated Letter of Credit Collateral Account shall not constitute payment of any such obligations until applied by the Administrative Agent as provided herein.
(iii)    If at any time thereafter any Account Party shall request the issuance of additional Letters of Credit and at such time such Lender remains a Non-NAIC Qualified Lender, upon the request of any applicable Fronting Bank, applicable Non-NAIC Fronting Bank or the Borrower, as applicable, such Non-NAIC Qualified Lender shall provide additional cash collateral in respect of its Commitment Percentage (or, if such Account Party has made a Non-Pro Rata Issuance Election with respect to a Syndicated Letter of Credit, any other applicable share of such Syndicated Letter of Credit) of the stated amount under such Letter of Credit in accordance with clause (i) or (ii) above, as applicable (provided that, with respect to any Participated Letter of Credit Exposure, such collateral shall be provided only at the option of the applicable Fronting Bank or the Borrower and with respect to any Syndicated Letter of Credit Exposure, such collateral shall be provided only at the option of the applicable Non-NAIC Fronting Bank or the Borrower) and, upon receipt of such collateral, the applicable Fronting Bank, Administrative

Agent or such other party shall hold and apply such collateral as Participated Letter of Credit Cash Collateral or Syndicated Letter of Credit Cash Collateral, as applicable, in accordance with this subsection (b).
(iv)    Anything in this Agreement to the contrary notwithstanding, funds held in any Letter of Credit Collateral Account established under this subsection (b) shall be subject to withdrawal only as provided herein. Amounts on deposit in each Letter of Credit Collateral Account shall be invested and reinvested by the Administrative Agent in such short-term investments as the Administrative Agent shall determine in its sole discretion or, in the case of any Participated Letter of Credit Collateral Account, as the applicable Fronting Bank for whose benefits the funds therein have been pledged may direct the Administrative Agent or, in the case of the Syndicated Letter of Credit Collateral Account, as the applicable Non-NAIC Fronting Bank(s) may direct the Administrative Agent. All such investments and reinvestments shall be held in the name and be under the sole dominion and control of the Administrative Agent and shall be credited to the relevant Letter of Credit Collateral Account for the benefit of the Person for which such funds are being held. At any time, and from time to time, the Administrative Agent shall, if instructed by (in the case of any Participated Letter of Credit Collateral Account) the applicable Fronting Bank in its sole discretion or (in the case of the Syndicated Letter of Credit Collateral Account) the applicable Non-NAIC Fronting Bank (or the Borrower if that Non-NAIC Qualified Lender does not have in effect a Fronting Agreement) in its sole discretion, as the case may be, liquidate any such investments and reinvestments and credit the proceeds thereof to such Letter of Credit Collateral Account and apply or cause to be applied the balances therein to the payment of such Lender’s obligations then due and payable which are secured by such balances.
(v)    If at any time the Letters of Credit in respect of any Letter of Credit Exposure for which cash collateral has been provided by such Non-NAIC Qualified Lender under this subsection (b) shall no longer exist, the Administrative Agent shall, at the request of such Non-NAIC Qualified Lender, deliver to such Non-NAIC Qualified Lender (with the concurrence of the applicable Fronting Bank, applicable Non-NAIC Fronting Bank or the Borrower, as applicable), against receipt but without any recourse, warranty or representation whatsoever, the remaining balance in the relevant Letter of Credit Collateral Account.
(vi)    If at any time such Non-NAIC Qualified Lender shall become a NAIC Qualified Lender, subject, in the case of any Syndicated Letter of Credit Exposure of such Lender, to (x) the termination of the Fronting Agreement entered into between the applicable Non-NAIC Fronting Bank and such Lender releasing the Non-NAIC Fronting Bank’s obligation thereunder to act as a Non-NAIC Fronting Bank for such Lender and (y) with the consent of the beneficiary under each Syndicated Letter of Credit to the extent required by the terms thereof or under applicable law, the amendment of each such Syndicated Letter of Credit by the Administrative Agent to reinstate such Lender’s liability thereunder (and terminate the applicable Non-NAIC Fronting Bank’s liability thereunder), the Administrative Agent shall, at the request of such Lender, deliver to such Lender (with the concurrence of the applicable Fronting Bank (with respect to any Participated Letter of Credit Exposure), the applicable Non-NAIC Fronting Bank (with respect to any Syndicated Letter of Credit Exposure) or the Borrower (with respect to any Syndicated Letter of Credit Exposure for which the Non-NAIC Qualified Lender does not have in effect a Fronting Agreement)), against receipt but without any recourse, warranty or representation whatsoever, the remaining balance in the relevant Letter of Credit Collateral Account.
(c)    Notwithstanding anything herein to the contrary, so long as any Lender shall be a Non-NAIC Qualified Lender, the Borrower may, upon notice to such Non-NAIC Qualified Lender and the

Administrative Agent, require such Non-NAIC Qualified Lender, at the expense of such Non-NAIC Qualified Lender, to assign, without recourse (in accordance with and subject to the restrictions contained in Section 11.9), all its interests, rights and obligations under this Agreement and the Letters of Credit Issued, or participated in, by such Non-NAIC Qualified Lender to any Eligible Assignee and shall assume such obligations (which assignee may be another Lender, if it, in its sole discretion, accepts such assignment) with (and subject to) the consent of the Administrative Agent (which consent shall not unreasonably be withheld); provided that such Non-NAIC Qualified Lender shall have received payment of an amount equal to the outstanding amount of its L/C Disbursements (including participations therein), principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding L/C Disbursements, Loans and accrued interest and fees) or the Borrowers (in the case of all other amounts).
(d)    During the period that such Non-NAIC Qualified Lender (i) does not have a Non-NAIC Fronting Bank and (ii) continues to be a Lender hereunder, the Borrower may, subject to the terms and conditions set forth in this clause (d), elect that all Syndicated Letters of Credit that are requested to be Issued or that are outstanding, be Issued or renewed, extended or amended, as applicable, by the Lenders on an adjusted pro rata basis that excludes the Commitment of such Non-NAIC Qualified Lender (such election, a “Non-Pro Rata Issuance Election”), provided that, if the Borrower makes a Non-Pro Rata Issuance Election, (A) such issuance, renewal, extension or adjustment shall be made only to the extent that it would not cause the Credit Exposure owing to any Lender to exceed such Lender’s Commitment and (B) thereafter, if the Borrower elects to request a Loan, such Loan shall be advanced as provided in Section 2.3(b).
(e)    In the event any Lender or other Person agrees to act as a Non-NAIC Fronting Bank pursuant to Section 4.16(b), the L/C Agent is authorized, upon the Borrower’s request, to amend or replace each outstanding Syndicated Letter of Credit to remove the applicable Non-NAIC Qualified Lender and add such Person to reflect the application of this Section 4.16 and to Issue new Syndicated Letters of Credit reflecting the application of this Section 4.16. With respect to any Syndicated Letter of Credit as to which any Lender or other Person acts as a Non-NAIC Fronting Bank for a Non-NAIC Qualified Lender, such Non-NAIC Fronting Bank shall be deemed to have sold and transferred to such Non-NAIC Qualified Lender, and such Non-NAIC Qualified Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Non-NAIC Fronting Bank, without recourse or warranty, an undivided interest and participation in such Syndicated Letter of Credit. The purchase and funding of such participation shall be governed by the provisions of Section 3.2(c), Section 3.2(d) and Section 3.2(f), mutatis mutandis.
ARTICLE V

CONDITIONS OF CLOSING AND ISSUANCE
SECTION 5.1    Conditions to Closing and Initial Credit Extensions. The obligation of the Lenders to close this Agreement and to make the initial Credit Extensions, if any, on the Closing Date is subject to the satisfaction of each of the following conditions:
(a)    Executed Loan Documents. This Agreement and a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note at least two (2) Business Days prior to the Closing Date, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto.
(b)    Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)    Officer’s Certificate. A certificate from a Responsible Officer of the Borrower to the effect that (A) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects); (B) as of the Closing Date, no Default or Event of Default has occurred and is continuing; and (C) since December 31, 2022, no event has occurred or condition arisen, either individually or in the aggregate, that has had, or would reasonably be expected to have a Material Adverse Effect.
(ii)    Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and the genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is (A) a true, correct and complete copy of the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) a true, correct and complete copy of the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) a true, correct and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Credit Party and an authorized officer of the Borrower authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) a copy of any applicable certificate required to be delivered pursuant to Section 5.1(b)(iii) required to be satisfied as of the Closing Date.
(iii)    Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, to the extent available in such jurisdiction.
(iv)    Opinions of Counsel. Opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders).
(c)    No Injunction, Etc. No action, proceeding or investigation shall have been instituted, threatened in writing or proposed in writing against any Credit Party before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.
(d)    Payment at Closing. The Borrower shall have paid (i) to the Arrangers and the Administrative Agent, the fees required under the Fee Letters to be paid on the Closing Date, in the amounts due and payable on the Closing Date as required by the terms thereof, (ii) to the Administrative Agent, the initial payment of the annual administrative fee described in the Wells Fargo Fee Letter, (iii) all accrued and unpaid interest and fees outstanding under the Existing Credit Agreement, and (iv) all other fees and reasonable expenses of the Arrangers, the Administrative Agent, the L/C Agent, the Issuing Lenders and the Lenders required hereunder to be paid on or prior to the Closing Date (including reasonable fees and expenses of counsel) in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby.

(e)    Miscellaneous.
(i)    Notice of Account Designation. The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.
(ii)    PATRIOT Act, etc.
(A)    Each Credit Party shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent or the Lenders in order to comply with requirements of any Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act and any applicable “know your customer” rules and regulations.
(B)    Each Credit Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to the Administrative Agent, and any Lender requesting the same, a Beneficial Ownership Certification in relation to such Credit Party, in each case at least three (3) Business Days prior to the Closing Date.
Without limiting the generality of the provisions of Section 10.3 and Section 10.4, for purposes of determining compliance with the conditions specified in this Section 5.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
SECTION 5.2    Conditions Precedent to all Credit Extensions. The obligations of the Lenders to make or participate in any Credit Extensions (including the initial Credit Extensions) and/or any Issuing Lender to Issue any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:
(a)    Continuation of Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents (other than, after the Closing Date, the representations and warranties set forth in Section 6.12 or Section 6.13) shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).
(b)    No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.
(c)    Notice. The Administrative Agent shall have received a Notice of Borrowing or Letter of Credit Notice, as applicable, from the Borrower as required hereunder.

(d)    Miscellaneous. In addition to the foregoing, each Issuing Lender shall be under no obligation to Issue any Letter of Credit (and, with respect to Syndicated Letters of Credit, the L/C Agent shall not Issue any Syndicated Letter of Credit on behalf of the Issuing Lenders) if:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator having jurisdiction over such Issuing Lender shall by its terms enjoin or restrain the issuance of such Letter of Credit or any law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over it shall prohibit, or request that it refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon it with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense which was not applicable or in effect as of the Closing Date and which such Issuing Lender in good faith deems material to it;
(ii)    the L/C Agent or the Fronting Bank, as applicable, shall have delivered a Notice of Non-Extension with respect to such Letter of Credit;
(iii)    the Administrative Agent has received written notice from the Fronting Bank, the L/C Agent or the Required Lenders, as the case may be, or from the applicable Account Party, on or prior to the Business Day prior to the requested date of the issuance of such Letter of Credit, that one or more of the applicable conditions under this Section 5.2 is not then satisfied;
(iv)    the expiry date of such Letter of Credit would occur more than twelve months (or, with respect to Participated Letters of Credit and in the sole discretion of the applicable Fronting Bank, 15 months) after the date of issuance or last extension unless the Required Lenders have approved such expiry date;
(v)    the expiry date of such Letter of Credit occurs after the Final Maturity Date, unless all of the Lenders have approved such expiry date in writing;
(vi)    such Letter of Credit is not substantially in form and substance reasonably acceptable to the Fronting Bank or the L/C Agent (acting on behalf of the Issuing Lenders);
(vii)    such Letter of Credit is denominated in a currency other than Dollars or a Foreign Currency;
(viii)    immediately after giving effect thereto, either (A) any Lender’s Credit Exposure would exceed such Lender’s Commitment at such time, or (B) the aggregate Credit Exposure of the Lenders would exceed the aggregate Commitments at such time;
(ix)    with respect to the issuance of any Participated Letter of Credit or Syndicated Letter of Credit for which any Fronting Bank has agreed to serve as a Fronting Bank, immediately after giving effect thereto, the aggregate L/C Obligations outstanding in respect of all Participated Letters of Credit and such Syndicated Letters of Credit would exceed the Fronting Commitment of such Fronting Bank at such time; or
(x)    in the case of a Syndicated Letter of Credit, any Lender is a Non-NAIC Qualified Lender at such time (unless such Lender has in effect a Fronting Agreement with a Person which is listed on the NAIC Qualified Institution List to act as a Fronting Bank in accordance with

Section 4.16 or the Borrower is able to, and in fact does, exercise a Non-Pro Rata Issuance Election).
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES
To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Credit Extensions, the Credit Parties (solely as to itself and, where applicable, its Subsidiaries) hereby represent and warrant to the Administrative Agent, the Issuing Lenders and the Lenders both immediately before and immediately after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 5.2, that:
SECTION 6.1    Organization; Power; Qualification. Each Credit Party and each Material Subsidiary thereof (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect. No Credit Party is an Affected Financial Institution.
SECTION 6.2    Ownership. Each Material Subsidiary of the Borrower as of the Closing Date, and the percentage ownership of each owner in such Material Subsidiary as of the Closing Date, is listed on Schedule 6.2. All outstanding shares of the Borrower and each of its Material Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable (to the extent such concept is applicable) and not subject to any preemptive or similar rights, except as described in Schedule 6.2.
SECTION 6.3    Authorization; Enforceability. Each Credit Party has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.
SECTION 6.4    Compliance of Agreement, Loan Documents and Credit Extensions with Laws, Etc. The execution, delivery and performance by each Credit Party of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Credit Extensions hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any Credit Party where the failure to obtain such Governmental Approval or such violation would reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than consents, authorizations, filings or other acts or consents for which the failure to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 6.5    Compliance with Law; Governmental Approvals. Each Credit Party and each Material Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority, except in each case of clauses (a), (b) or (c) where the failure to have, comply or file would not reasonably be expected to have a Material Adverse Effect.
SECTION 6.6    Tax Returns and Payments. Each Credit Party and each Material Subsidiary of the Borrower has timely filed all material federal, state, provincial, local and foreign tax returns and reports required to be filed by it and has paid all Taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than (i) those Taxes, assessments, fees and other charges that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP or (ii) where the failure to file such returns and reports or the failure to pay such Taxes, assessments, fees and other charges would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of each Credit Party, there is no ongoing audit or examination or other investigation by any Governmental Authority of the tax liability of such Credit Party or any Material Subsidiary thereof the outcome of which would reasonably be expected to have a Material Adverse Effect.
SECTION 6.7    Environmental Matters. Each Credit Party and each Material Subsidiary thereof is in compliance with existing Environmental Laws and there are no written pending environmental claims alleging potential liability or responsibility for any violation of any Environmental Law on their respective businesses, operations and properties, in each case are reasonably likely to be adversely determined and with respect to which, if adversely determined, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
SECTION 6.8    Employee Benefit Matters.
(a)    Each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply would not reasonably be expected to have a Material Adverse Effect.
(b)    No Termination Event has occurred or is reasonably expected to occur except for such events that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
(c)    Each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all Applicable Law and has been maintained, where required, in good standing with applicable regulatory authorities, except where the failure to do any of the foregoing has not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. All contributions required to be made with respect to a Foreign Pension Plan have been timely made, except where the failure to do any of the foregoing has not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. No Credit Party or any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan, except for any obligations which have not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the most recently ended fiscal year of the Borrower on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities (any such excess a “value shortfall”), except for any such value shortfalls which have not had, or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
SECTION 6.9    Margin Stock. No Credit Party nor any Material Subsidiary of the Borrower is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the FRB). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such FRB.
SECTION 6.10    Government Regulation. No Credit Party nor any Material Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act).
SECTION 6.11    Financial Statements.
(a)    The Borrower has heretofore furnished to the Administrative Agent and Lenders copies of (i) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2023 and related unaudited consolidated statements of income (loss) and comprehensive income (loss), changes in equity and cash flows and (ii) the audited consolidated balance sheets of the Borrower and its Subsidiaries for the fiscal years ending December 31, 2020, December 31, 2021 and December 31, 2022 and the related consolidated statements of income (loss) and comprehensive income (loss), changes in equity and cash flows for the fiscal years then ended, together with the opinion of KPMG LLP thereon. Such financial statements have been prepared in accordance with GAAP (subject, with respect to the unaudited financial statements, to the absence of notes required by GAAP and to normal year-end adjustments) and present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries, and the consolidated results of their operations and their consolidated cash flows, as of the dates and for the periods indicated.
(b)    The Borrower has heretofore furnished or made available to the Administrative Agent and each Lender copies of (i) the Annual Statements of each of its Material Insurance Subsidiaries as of December 31, 2022 and for the fiscal year then ended, and (ii) the Quarterly Statements of each of its Material Insurance Subsidiaries as of March 31, 2023, and for the three-month period then ended, each as filed with the relevant Insurance Regulatory Authority. Such financial statements (including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) have been prepared in accordance with SAP (except as may be reflected in the notes thereto and subject, with respect to the Quarterly Statements, to the absence of notes required by SAP and to normal year-end adjustments), were in compliance in all material respects with Applicable Law when filed and fairly present in accordance with SAP the financial condition of the respective Material Insurance Subsidiaries covered thereby as of the respective dates thereof and the results of operations, changes in capital and surplus and cash flow of the respective Material Insurance Subsidiaries covered thereby for the respective periods then ended. Except for liabilities and obligations disclosed or provided for in such financial statements (including, without limitation, reserves, policy and contract claims and statutory liabilities), no Material Insurance Subsidiary had, as of the date of its respective financial statements, any material liabilities or obligations of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that, in accordance with SAP, would have been required to have been disclosed or provided for in such financial statements.
SECTION 6.12    No Material Adverse Change. Since December 31, 2022, no event has occurred or condition arisen, either individually or in the aggregate, that has had, or would reasonably be expected to have a Material Adverse Effect.
SECTION 6.13    Litigation. There are no actions, suits or proceedings pending nor, to the Knowledge of the Borrower, threatened in writing against any Credit Party or any Material Subsidiary thereof, or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that is reasonably likely to be adversely determined and with respect to which, if adversely determined, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
SECTION 6.14    Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(a)    None of (i) the Borrower or any of its Subsidiaries, or, to the knowledge of the Borrower, any of their respective directors, officers, or employees, or (ii) to the knowledge of the Borrower, any agent or representative of the Borrower or any of its Subsidiaries that will act in any capacity in connection with the Credit Facility, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) is controlled by or is acting on behalf of a Sanctioned Person or (C) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions, in each case, in a manner that would result in the violation of applicable Sanctions by any party hereto.
(b)    Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers and employees with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.
(c)    Each of the Borrower and its Subsidiaries, and, to the knowledge of the Borrower, each director, officer, employee and agent of the Borrower and each such Subsidiary, is in compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions in all material respects.
(d)    No proceeds of any Credit Extension have been used, directly or indirectly, by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any of its or their respective directors, officers, employees and agents in violation of Section 7.11(c).
SECTION 6.15    No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
SECTION 6.16    Disclosure. No financial statement, material report, material certificate or other material factual information furnished in writing by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein (taken as a whole), in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may materially vary from such projections). As of the Closing Date, to the Knowledge of the applicable Credit Party, all of the information included in its Beneficial Ownership Certification is true and correct in all respects.
ARTICLE VII

AFFIRMATIVE COVENANTS
Until all of the Obligations (other than contingent indemnification and expense reimbursement obligations not then due or asserted) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired and the Commitments terminated, the Borrower covenants and agrees with the Lenders that:
SECTION 7.1    GAAP Financial Statements. The Borrower will deliver to the Administrative Agent, to be distributed by the Administrative Agent to each Lender:
(a)    Annual GAAP Financial Statements of the Borrower. Within 120 days (or, if earlier, the date that is five (5) Business Days following the date of any required public filing thereof) after the end of each Fiscal Year (commencing with the Fiscal Year ended December 31, 2023), an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited consolidated statements of income, changes in equity and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.
(b)    Quarterly GAAP Financial Statements of the Borrower. Within 60 days (or, if earlier, the date that is five (5) Business Days following the date of any required public filing thereof) after the end of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended June 30, 2023), an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited consolidated statements of income, changes in equity and cash flows including the management’s discussion and analysis of financial condition and results of operations for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.
SECTION 7.2    Statutory Financial Statements. The Borrower will deliver to the Administrative Agent, to be distributed by the Administrative Agent to each Lender:
(a)    As soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each Fiscal Year, beginning with the fiscal quarter ending June 30, 2023, a Quarterly Statement of each Material Insurance Subsidiary as of the end of such fiscal quarter and for that portion of the fiscal year then ended, in the form filed with the relevant Insurance Regulatory Authority, prepared in accordance with SAP;
(b)    As soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each Fiscal Year, beginning with the fiscal quarter ending June 30, 2023, the syndicate quarterly report for each Material Lloyd’s Syndicate managed by a Subsidiary as of the end of such fiscal quarter and for that portion of the Fiscal Year then ended, in the form filed with Lloyd’s of London;
(c)    As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, beginning with the fiscal year ended December 31, 2023, an Annual Statement of each Material Insurance Subsidiary, as of the end of such fiscal year and for the fiscal year then ended, in the form filed with the relevant Insurance Regulatory Authority, prepared in accordance with SAP;
(d)    As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, beginning with the fiscal year ended December 31, 2023, the annual solvency return, if any, filed with Lloyd’s of London on behalf of any Material Lloyd’s Syndicate managed by a Subsidiary as of the end of such fiscal year and for the fiscal year then ended, in the form filed with Lloyd’s of London; and
(e)    To the extent required by any Insurance Regulatory Authority, as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2023, a combined Annual Statement of the U.S. Insurance Subsidiaries as of the end of such fiscal year and for the fiscal year then ended, in the form filed with the relevant Insurance Regulatory Authorities, prepared in accordance with SAP.
SECTION 7.3    Certificates; Other Reports. The Borrower will deliver to the Administrative Agent, to be distributed by the Administrative Agent to each Lender:
(a)    at each time financial statements are delivered pursuant to Section 7.1, a duly completed Officer’s Compliance Certificate signed by a Financial Officer of the Borrower;
(b)    promptly upon receipt thereof, copies of all final management reports, if any, submitted to the Borrower or its board of directors (or equivalent governing body) by its independent public accountants in connection with their auditing function;
(c)    promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable Anti-Money Laundering Laws (including, without limitation, any applicable “know your customer” rules and regulations, the PATRIOT Act and the Beneficial Ownership Regulation), as from time to time reasonably requested by the Administrative Agent, on its behalf or on behalf of any Lender; and

(d)    such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent, on its behalf or on behalf of any Lender, may reasonably request.
Documents required to be delivered pursuant to Section 7.1, Section 7.2 or Section 7.3(a) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 11.1; or (ii)  such documents are posted on the Borrower’s behalf on the website of the SEC or an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).
SECTION 7.4    Notice of Litigation and Other Matters. The Borrower will notify the Administrative Agent promptly upon (but in any event within ten (10) days after) any Responsible Officer of the Borrower obtaining actual knowledge of:
(a)    the occurrence of any Default or Event of Default;
(b)    the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any Material Subsidiary thereof or any of their respective properties, assets or businesses in each case that if adversely determined would reasonably be expected to result in a Material Adverse Effect;
(c)    any attachment, judgment, lien, levy or order exceeding the Threshold Amount (other than Permitted Liens) that has been assessed against any Credit Party or any Subsidiary thereof;
(d)    (i) any unfavorable determination letter from the IRS regarding the qualification of an Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all written notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all written notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) any Credit Party or any ERISA Affiliate having filed a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA, in each case, that would reasonably be expected to result in a Material Adverse Effect; and
(e)    any contribution required to be made with respect to a Foreign Pension Plan having not been timely made, except such contributions that would not reasonably be expected to have a Material Adverse Effect, or that the Borrower or any Subsidiary of the Borrower may incur any liability pursuant to any Foreign Pension Plan as to which there is a reasonable possibility of liability which would reasonably be expected to have Material Adverse Effect.
Each notice pursuant to Section 7.4(a) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Credit Parties have taken and proposes to take with respect thereto and shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

SECTION 7.5    Preservation of Existence, Etc. The Borrower will, and will cause each of its Material Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization except in a transaction not prohibited by Section 8.4; (b) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.
SECTION 7.6    Insurance. The Borrower will, and will cause each of its Material Subsidiaries to, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such Persons.
SECTION 7.7    Payment of Taxes and Other Obligations. The Borrower will, and will cause each of its Material Subsidiaries to, pay and perform all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, that the Borrower or any such Subsidiary may contest any item described in this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.
SECTION 7.8    Compliance with Laws and Approvals. The Borrower will, and will cause each of its Material Subsidiaries to, (a) observe and remain in compliance with all Applicable Laws and (b) maintain in full force and effect all Governmental Approvals, in each case of clauses (a) and (b), applicable to the conduct of its business, except, in each case of clauses (a) and (b), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 7.9    Compliance with ERISA. In addition to and without limiting the generality of Section 7.8, except where the failure to so comply would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower shall, and shall cause each of its Subsidiaries to, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Benefit Plans, (ii) not take any action or fail to take action the result of which would reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that would result in any civil penalty under ERISA or tax under the Code and (iv) operate each Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code.
SECTION 7.10    Maintenance of Books and Records; Inspection. The Borrower shall, and shall cause each of its Material Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct (in all material respects) entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP and in compliance in all material respects with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of the Administrative Agent, and after the occurrence and during the continuance of an Event of Default, any Lender, to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and at its own cost and expense (other than after the occurrence of an Event of Default), and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the Borrower, the independent public accountants of the Borrower and its Material Subsidiaries (and by this provision the Borrower authorizes such accountants to discuss the finances and affairs of the Borrower and its Material Subsidiaries), all at such times and from time to time, upon reasonable advance notice and during normal business hours, as may be reasonably requested; provided that, except during the continuance of an Event of Default, the Administrative Agent shall not exercise such rights described in clause (ii) of this Section more than once per calendar year.
SECTION 7.11    Use of Proceeds.
(a)    The Borrower shall use the proceeds of the Loans to fund future acquisitions, investments and stock repurchases and for other working capital and general corporate purposes of the Borrower and its Subsidiaries.
(b)    Each Account Party shall use the L/C Facility to support insurance obligations, obligations under reinsurance agreements and retrocession agreements and similar risk obligations and for general corporate purposes.
(c)    No Credit Party will request or use any Credit Extension, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation of applicable Sanctions, or (iii) in any manner that would cause the violation of any Sanctions applicable to any party hereto.
SECTION 7.12    Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws; Sanctions and Beneficial Ownership. The Borrower (a) will maintain in effect and enforce policies and procedures reasonably designed to ensure material compliance by the Credit Parties, their Subsidiaries and their respective directors, officers, employees and agents with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and Sanctions, and (b) shall notify the Administrative Agent and each Lender of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the applicable Credit Party ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation).
ARTICLE VIII

NEGATIVE COVENANTS
Until all of the Obligations (other than contingent indemnification and expense reimbursement obligations not then due or asserted) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired, the Commitments terminated, the Borrower covenants and agrees that:
SECTION 8.1    Subsidiary Indebtedness. The Borrower will not permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Loan Documents;
(b)    Indebtedness existing on the Closing Date and, to the extent the principal amount of any such Indebtedness is in excess of $5,000,000, set forth on Schedule 8.1, as well as any refinancings, refunds, renewals or extensions of such Indebtedness (without increase in the principal amount thereof other than by the amount of any necessary pre-payment premiums, unpaid accrued interest and other costs of refinancing);
(c)    Indebtedness of any Subsidiary owing to the Borrower or any other Subsidiary;
(d)    Indebtedness of any Insurance Subsidiary incurred or issued in the ordinary course of its business or in securing insurance-related obligations (that do not constitute Indebtedness) of such Insurance Subsidiary and letters of credit, bank guarantees, surety bonds or similar instruments issued for the account of any Insurance Subsidiary in the ordinary course of its business or in securing insurance-related obligations (that do not constitute Indebtedness) of such Insurance Subsidiary;
(e)    Indebtedness in respect of letters of credit, bank guarantees, bids, leases, statutory obligations, surety and appeal bonds, or performance bonds or other obligations of a like nature arising in the ordinary course of business and not for capital raising purposes and issued for the account of any Subsidiary that is not an Insurance Subsidiary;
(f)    [Reserved];
(g)    Indebtedness of a Subsidiary acquired after the date of this Agreement or a Person merged into or consolidated with a Subsidiary after the date of this Agreement and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness, in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event, as well as any refinancings, refunds, renewals or extensions of such Indebtedness (without increase in the principal amount thereof other than by the amount of any necessary pre-payment premiums, unpaid accrued interest and other costs of refinancing);
(h)    Obligations in respect of Guarantees made by any Subsidiary of Indebtedness of any other member of Group that is permitted under this Section 8.1;
(i)    Indebtedness incurred under securities lending arrangements entered into in the ordinary course of business;
(j)    Indebtedness under any Hedge Agreements;
(k)    Indebtedness secured by Liens permitted pursuant to Section 8.2(n);
(l)    Indebtedness incurred by the Guarantor that is unsecured;
(m)    Indebtedness incurred by any Subsidiary that is subordinated in right of payment to the Obligations;
(n)    Indebtedness (x) incurred in connection with any sale and leaseback transaction of fixed assets other than real property in an aggregate principal amount not exceeding $50,000,000, (y) any Subsidiary incurred in connection with any sale and leaseback transaction of any real property owned by any Subsidiary as of the Closing Date or (z) any Subsidiary (other than a Material Subsidiary) associated with the acquisition, construction, development or improvement of real property (whether such activities are undertaken by such Subsidiary alone or in association with others), provided there is no recourse on such Indebtedness to the Borrower or to any other Subsidiary; and
(o)    Indebtedness of Subsidiaries not otherwise permitted under clauses (a) through (n) of this Section 8.1 as to which the Obligations do not rank either senior or pari passu in an aggregate principal amount not exceeding the greater of (x) $800,000,000 and (y) ten percent (10%) of Consolidated Net Worth (determined as of the end of the most recent fiscal quarter for which financial statements are available).
SECTION 8.2    Liens. The Borrower will not, nor will it permit any Material Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)    Liens on Cash Collateral granted pursuant to the Loan Documents;
(b)    Liens for taxes, assessments and other governmental charges or levies (i) not yet due or as to which the grace period, if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;
(c)    Liens in existence on the Closing Date and, to the extent securing Indebtedness in a principal amount in excess of $5,000,000, described on Schedule 8.2, and the replacement, renewal or extension thereof; provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, other than accessions to, and products and proceeds of, the foregoing;
(d)    the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP or (ii) do not, either individually or in the aggregate, materially impair the use thereof in the operation of the business of the Group;
(e)    deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds, letters of credit, bank guarantees and other obligations of a like nature incurred in the ordinary course of business;
(f)    survey exceptions or encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, materially impair the use thereof in the ordinary conduct of business;
(g)    Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Group;
(h)    Liens (i) arising in connection with any legal proceeding which is being contested in good faith or (ii) securing judgments for the payment of money not constituting an Event of Default under Section 9.1(l) or securing appeal or other surety bonds relating to such judgments;
(i)    Liens on Property (i) of any Subsidiary that becomes a member of the Group which are in existence at the time that such Subsidiary is acquired and (ii) existing at the time such tangible property or tangible assets are purchased or otherwise acquired by any member of the Group pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and

(ii), (A) such Liens are not incurred in connection with, or in anticipation of, such purchase or other acquisition, (B)  such Liens do not attach to any other Property of any member of the Group and (C) the Indebtedness secured by such Liens is permitted under Section 8.1(g) of this Agreement;
(j)    (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account of any member of the Group;
(k)    (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;
(l)    any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Group or (ii) secure any Indebtedness;
(m)    Liens on investments and cash balances of the Borrower or any Insurance Subsidiary (other than Equity Interests of any Subsidiary) securing obligations of the Borrower or any Insurance Subsidiary in respect of (i) letters of credit obtained in the ordinary course of business; and/or (ii) trust arrangements formed in the ordinary course of business, or other security arrangements with any Insurance Subsidiary, in each case for the benefit of cedents to secure reinsurance recoverables owed to them by the Borrower or any Insurance Subsidiary;
(n)    Liens consisting of finance lease obligations or otherwise upon Property to secure any part of the cost of development, construction, alteration, repair or improvement of such Property, or Indebtedness incurred to finance such cost, and the replacement, renewal or extension thereof; provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, other than accessions to, and products and proceeds of, the foregoing;
(o)    Liens upon Property subject to any sale and leaseback transaction not prohibited hereunder;
(p)    Liens securing obligations owed by the Borrower to any of its Subsidiaries or owed by any Subsidiary to the Borrower or any other Subsidiary for purposes of satisfying any requirements of Applicable Law or any regulatory authority having jurisdiction over the members of the Group that require any intercompany transactions to be on an arms’ length basis;
(q)    any interest or title of a lessor under any lease entered into in the ordinary course of business;
(r)    Liens arising in connection with securities lending arrangements entered into by the Borrower or any of its Subsidiaries with financial institutions in the ordinary course of business;
(s)    Liens to secure obligations under Hedge Agreements that are permitted by Section 8.1(j);
(t)    Liens arising in the ordinary course of its business which (A) do not secure Indebtedness and (B) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business; and

(u)    Liens not otherwise permitted hereunder securing Indebtedness or other obligations in the aggregate principal amount not to exceed five percent (5%) of Consolidated Net Worth (determined as of the end of the most recent fiscal quarter for which financial statements are available).
SECTION 8.3    Acquisitions. The Borrower will not, and will not permit or cause any of its Subsidiaries to, effect an Acquisition of any Person, provided that: (i) the Borrower and its Subsidiaries (other than Excluded Subsidiaries) shall be permitted to effect an Acquisition of (x) any Person that is primarily engaged in the property and casualty insurance or property and casualty insurance-related businesses if immediately after giving effect thereto, a Default or Event of Default shall not have occurred and be continuing, and (y) any Person that is not primarily engaged in the property and casualty insurance or property and casualty insurance-related businesses if immediately after giving effect thereto, a Default or Event of Default shall not have occurred and be continuing and the aggregate consideration paid by the Borrower or such Subsidiaries (including the amount of indebtedness of such Person that is assumed by the Borrower or such Subsidiary and that remains outstanding after such Acquisition) for the Acquisition of Persons not primarily engaged in the property and casualty insurance or property and casualty insurance-related businesses shall not have exceeded (1) $750,000,000 during any period of twelve consecutive months or (2) $2,500,000,000 during the period from the Closing Date through the Maturity Date; and (ii) Excluded Subsidiaries shall be permitted to effect an Acquisition of any Person if immediately after giving effect thereto, a Default or Event of Default shall not have occurred and be continuing.
SECTION 8.4    Fundamental Changes. The Borrower will not, and will not permit or cause any Material Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:
(a)    the Borrower or any Material Subsidiary may merge with any Person so long as (i) in the case of any merger involving the Borrower or any Material Subsidiary that is a Credit Party, the Borrower or such Material Subsidiary, as applicable, is the continuing or surviving Person, or (ii) in the case of any merger involving any Material Subsidiary that is a Credit Party, if such Material Subsidiary is not the continuing or surviving Person (such continuing or surviving Person, the “Successor Credit Party”), the Successor Credit Party (A) shall expressly assume the Obligations of such Material Subsidiary in a manner reasonably satisfactory to the Administrative Agent and (B) prior to becoming a Successor Credit Party, shall have provided to the Administrative Agent and the Lenders all documentation and other information requested by the Administrative Agent or the Lenders in order for the Administrative Agent or the Lenders, as applicable, to comply with requirements of any applicable Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act and any applicable “know your customer” rules and regulations;
(b)    any Material Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Material Subsidiary; provided that if the transferor in such a transaction is a Credit Party, then the transferee shall either be the Borrower or another Credit Party; and
(c)    the Borrower or any Material Subsidiary may Dispose of any Excluded Subsidiary.
SECTION 8.5    Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among the Borrower and any of its Subsidiaries or between and among any Subsidiaries.
SECTION 8.6    Accounting Changes. The Borrower will not, and will not permit or cause any Subsidiary to, change its Fiscal Year end, or make any material change in its accounting treatment and reporting practices except as required by GAAP.
SECTION 8.7    Financial Covenants. The Borrower will not:
(a)    Maximum Leverage Ratio. As of the last day of any fiscal quarter, permit the Leverage Ratio to be greater than 37.5%.
(b)    Minimum Consolidated Net Worth. As of any date after the Closing Date, permit Consolidated Net Worth to be less than the sum of (a) $9,621,137,280 and (b) an amount equal to 25% of the Consolidated Net Income earned in each fiscal quarter ending after the Closing Date (with no deduction for a net loss in any such fiscal quarter).
ARTICLE IX

DEFAULT AND REMEDIES
SECTION 9.1    Events of Default. Each of the following shall constitute an Event of Default:
(a)    Default in Payment of Principal of Loans and Reimbursement Obligations. Any Credit Party shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).
(b)    Other Payment Default. Any Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of five (5) Business Days.
(c)    Misrepresentation. Any representation, warranty, or written certification made or deemed made by or on behalf of any Credit Party in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty or written certification made or deemed made by or on behalf of any Credit Party in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.
(d)    Default in Performance of Certain Covenants. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any applicable covenant or agreement contained in Section 7.11, Section 8.1, Section 8.2, Section 8.3, Section 8.4, or Section 8.7.
(e)    Default in Performance of Other Covenants and Conditions. Any Credit Party or any Subsidiary thereof shall default in the performance or observance of any applicable term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this

Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after the Administrative Agent’s delivery of written notice thereof to the Borrower.
(f)    Indebtedness Cross-Default. Any Credit Party or any Subsidiary thereof (other than an Excluded Subsidiary) shall (i) default in the payment of any Indebtedness (other than any Loan or any Reimbursement Obligation) the aggregate principal amount of which is in excess of the Threshold Amount, or with respect to any Hedge Agreement, the Net Mark-to-Market Exposure of which is in excess of the Threshold Amount, in each case beyond the grace period if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than any Loan or any Reimbursement Obligation) the aggregate principal amount (or with respect to any Hedge Agreement, the Net Mark-to-Market Exposure) of which is in excess of the Threshold Amount, if the effect of such default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, such Indebtedness to become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, and payable (or redeemable) prior to its stated maturity (any applicable grace period having expired); provided that clause (ii) above shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale, disposition or transfer (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness if such sale, disposition or transfer is permitted hereunder and under the documents providing for such Indebtedness.
(g)    Change in Control. Any Change in Control shall occur.
(h)    Voluntary Bankruptcy Proceeding. Any Credit Party or any Material Subsidiary thereof shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.
(i)    Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Material Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Material Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding under such Debtor Relief Laws shall be entered.
(j)    Failure of Agreements. Any provision of this Agreement or any provision of any other material Loan Document shall for any reason cease to be in full force and effect (other than in accordance with its terms or by reason of the release of a Credit Party or its assets in accordance with the terms of the Loan Documents or the satisfaction in full of the Obligations in accordance with the terms hereof) or any Credit Party shall contest the validity or enforceability of the Loan Documents in writing.
(k)    Employee Benefit Matters. (i) The occurrence of any Termination Event that has, either individually or in the aggregate with all other Termination Events that have occurred, had a Material Adverse Effect or (ii) a Foreign Pension Plan termination resulting in a required contribution by any

Credit Party or any of its Subsidiaries or other liability or obligation to such Foreign Pension Plan that has had Material Adverse Effect or (iii) a contribution failure with respect to any Foreign Pension Plan sufficient to give rise to a Lien under Applicable Law that has had a Material Adverse Effect.
(l)    Judgment. One or more judgments, orders or decrees shall be entered against any Credit Party or any Material Subsidiary thereof by any court (other than any judgment, order or decree against any Insurance Subsidiary under or in connection with an insurance contract written in the ordinary course of business) and continues without having been satisfied, discharged, vacated or stayed for a period of sixty (60) consecutive days after the entry thereof and such judgments, orders or decrees are for the payment of money, either individually or in the aggregate equal to or in excess of (to the extent not adequately insured or indemnified against) the Threshold Amount.
SECTION 9.2    Remedies. Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:
(a)    Acceleration; Termination of Credit Facility. Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of any Credit Party to request Credit Extensions; provided, that upon the occurrence of an Event of Default specified in Section 9.1(h) or Section 9.1(i), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
(b)    Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred upon the occurrence of the Event of Default, (i) demand that each Account Party (and each Account Party hereby agrees to) deposit in a Cash Collateral Account opened by the Administrative Agent an amount of cash equal to 103% (or, if all outstanding L/C Obligations are denominated solely in Dollars at such time, 100%) of the aggregate then undrawn and unexpired amount of such Letters of Credit Issued for its account to be held and applied in accordance with Section 3.6 and/or (ii) terminate or cause the L/C Agent or Fronting Bank, as applicable, to terminate any or all of the Letters of Credit or give Notices of Non-Extension in respect thereof if permitted in accordance with its terms. Such Cash Collateral shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the applicable Account Party.
(c)    General Remedies. Exercise on behalf of the Issuing Lenders and the Lenders all of its other rights and remedies under this Agreement, the other Loans Documents and Applicable Law, in order to satisfy all of the Obligations.

SECTION 9.3    Rights and Remedies Cumulative; Non-Waiver; Etc.
(a)    The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between any Credit Party, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.
(b)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.2 for the benefit of all the Lenders and the Issuing Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.4 (subject to the terms of Section 4.6), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 4.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
SECTION 9.4    Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 9.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Obligations and all net proceeds from the enforcement of the Obligations shall, subject to the provisions of Sections 4.14 and 4.15, be applied by the Administrative Agent as follows:
(a)    First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;
(b)    Second, to payment of that portion of the Obligations constituting fees (other than Commitment Fees and Letter of Credit fees), indemnities and other amounts (other than principal and interest) payable to the Lenders, the Issuing Lenders and the Swingline Lender under the Loan Documents, including attorney fees, ratably among the Lenders, the Issuing Lenders and the Swingline Lender in proportion to the respective amounts described in this clause Second payable to them;

(c)    Third, to payment of that portion of the Obligations constituting accrued and unpaid Commitment Fees, Letter of Credit fees and interest on the Loans and Reimbursement Obligations, ratably among the Lenders, the Issuing Lenders and the Swingline Lender in proportion to the respective amounts described in this clause Third payable to them;
(d)    Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations, ratably among the Lenders and the Issuing Lenders in proportion to the respective amounts described in this clause Fourth payable to them;
(e)    Fifth, to the Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize any L/C Obligations then outstanding; and
(f)    Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Applicable Law.
SECTION 9.5    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Credit Parties) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Section 3.9 and Section 11.3) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.9 and Section 11.3. Nothing contained herein shall be deemed to authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment, or composition affecting the obligations of any Credit Party hereunder or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X

THE ADMINISTRATIVE AGENT
SECTION 10.1    Appointment and Authority.
(a)    Each of the Lenders and each Issuing Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Arrangers, the Lenders, the Issuing Lenders and their respective Related Parties, and no Credit Party nor any of their respective Subsidiaries shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 10.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 10.3    Exculpatory Provisions.
(a)    The Administrative Agent, the Arrangers and their respective Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, the Arrangers and their respective Related Parties:
(i)    shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Credit Party or any of their respective Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent, the Arrangers and their respective Related Parties shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.2 and Section 11.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.
(c)    The Administrative Agent, the Arrangers and their respective Related Parties shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
SECTION 10.4    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 10.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
SECTION 10.6    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and subject to the consent (not to be unreasonably withheld or delayed) of the Borrower (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), in consultation with the Borrower and subject to the consent (not to be unreasonably withheld or delayed) of the Borrower (provided no Event of Default has occurred and is continuing at such time), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Credit Parties to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Credit Parties and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring or removed Administrative

Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
(d)    Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Fronting Bank, L/C Agent and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Fronting Bank, Swingline Lender and L/C Agent, (ii) each of the retiring Fronting Bank, L/C Agent and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Fronting Bank and L/C Agent, if in its sole discretion it elects to and in consultation with the Borrower, shall Issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Fronting Bank and L/C Agent to effectively assume the obligations of the retiring Fronting Bank and L/C Agent with respect to such Letters of Credit.
SECTION 10.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender expressly acknowledges that none of the Administrative Agent, the Arrangers or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, the Arrangers or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, the Arrangers or any of their respective Related Parties to any Lender, any Issuing Lender or any other secured party as to any matter, including whether the Administrative Agent, the Arrangers or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Lender and each Issuing Lender expressly acknowledges, represents and warrants to the Administrative Agent and the Arrangers that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of making, acquiring, purchasing or holding any other type of financial instrument, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory Applicable Laws relating to the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder. Each Lender and each Issuing Lender also acknowledges that (i) it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim in contravention of this Section 10.7.

SECTION 10.8    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.
SECTION 10.9    Lender ERISA Representations.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Credit Parties, that at least one of the following is and will be true:
(i)    Such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Employee Benefit Plans in connection with the Loans, the Letters of Credit or the Commitment;
(ii)    The transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of an performance of the Loans, the Letters of Credit, the Commitment and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitment and this Agreement (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitment and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitment and this Agreement; or
(iv)    Such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Credit Parties, that none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such

Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
SECTION 10.10    Erroneous Payments.
(a)    Each Lender, each Issuing Lender and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which notice shall be conclusive absent manifest error) such Lender or Issuing Lender or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender or Issuing Lender (each such recipient, but excluding the Borrower and its Subsidiaries, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 10.10(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)    Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.
(c)    In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return

Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 11.9 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)    Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 10.10 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.
(f)    Each party’s obligations under this Section 10.10 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
(g)    Nothing in this Section 10.10 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.
ARTICLE XI

MISCELLANEOUS
SECTION 11.1    Notices.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail as follows:

If to any Credit Party:
Markel Group Inc.
4521 Highwoods Parkway
Glen Allen, Virginia 23060
Attention of: Justin Broussard, Treasurer
Telephone No.: (804) 217-8772
E-mail:Justin.Broussard@Markel.com
With copies to:
Markel Group Inc.
4521 Highwoods Parkway
Glen Allen, Virginia 23060
Attention of: Richard R. Grinnan, Senior Vice President, Chief Legal Officer and Secretary
Telephone No.: (804) 965-1717
E-mail: Richard.Grinnan@Markel.com
And:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention of: Daniel Durschlag
Telephone No.: (212) 728-8665
E-mail: ddurschlag@willkie.com
If to Wells Fargo as
Administrative
Agent, Fronting Bank, L/C Agent or:
Swingline Lender
Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention of: Syndication Agency Services
Email: agencyservices.requests@wellsfargo.com
With copies to:
Wells Fargo Bank, National Association
550 S. Tryon St.
MAC: D1086-148
Charlotte, NC 28202
Attention of: Jason Hafener
E-mail: Jason.Hafener@wellsfargo.com

If to any Lender:
To the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article III or IV (other than notices and other communications sent by email) if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications (other than notices and other communications sent by email). Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Credit Parties and the Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit are to be requested.
(d)    Change of Address, Etc. Each Credit Party, the Administrative Agent, the L/C Agent and any Issuing Lender may change its address or other contact information for notices and other communications hereunder by notice to the other parties hereto. Any Lender may change its address or email for notices and other communications hereunder by notice to the Credit Parties, the Administrative Agent, and each Issuing Lender.
(e)    Platform. Each Credit Party, each Lender and each Issuing Lender agrees that the Administrative Agent may, but shall not be obligated to, make available materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, “Borrower Materials”) to the Issuing Lenders and the other Lenders by posting the Borrower Materials on the Platform. The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-

infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).
SECTION 11.2    Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by Borrower; provided, that no amendment, waiver or consent shall:
(a)    increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.2) or increase the amount of Loans of any Lender, in any case, without the written consent of such Lender;
(b)    waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;
(c)    reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iii) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of any Credit Party to pay interest at the rate set forth in Section 4.1(b) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;
(d)    change Section 4.4 or Section 4.6 in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;
(e)    change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;

(f)    consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 8.4), in each case, without the written consent of each Lender;
(g)    release the Guarantor from the Guaranty set forth in Article XII, without the written consent of each Lender; or
(h)    change this Section 11.2, without the written consent of each Lender;
provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Fronting Banks or the L/C Agent in addition to the Lenders required above, affect the rights or duties of the Fronting Banks or the L/C Agent, as applicable, under this Agreement, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (iii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iv) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lender required above, affect the rights or duties of the Swingline Lender under this Agreement, (v) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision and (vi) the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 4.8(c) in accordance with the terms of Section 4.8(c). Notwithstanding anything to the contrary herein, no Defaulting Lender or Lender that ceases to be a NAIC Qualified Lender (unless such Lender has in effect a Fronting Agreement with a Person which is listed on the NAIC Qualified Institution List to act as a Fronting Bank in accordance with Section 4.16) shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender or Non-NAIC Qualified Lender relative to other affected Lenders shall require the consent of such Defaulting Lender or Non-NAIC Qualified Lender.
Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent), to amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents. For the avoidance of doubt, each Lender that is no longer a party to this Agreement (as so amended and restated pursuant to this paragraph) shall continue to have the benefit of the indemnities to which such Lender is entitled under Article XI, as contemplated by Section 11.13(b) of this Agreement.

SECTION 11.3    Expenses; Indemnity.
(a)    Costs and Expenses. Promptly following written demand therefor, the Borrower shall pay (i) all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent, but limited to the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel to the Administrative Agent, and, if reasonably necessary, a single local counsel and regulatory counsel to the Administrative Agent in each relevant jurisdiction and with respect to each relevant specialty) in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the L/C Agent or any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the L/C Agent, any Lender or any Issuing Lender (including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent, the L/C Agent, the Lenders and the Issuing Lenders, but limited to the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel to the Administrative Agent, the L/C Agent, the Lenders and the Issuing Lenders taken as a whole and, if reasonably necessary, a single local counsel and regulatory counsel to the Administrative Agent, the L/C Agent, the Lenders and the Issuing Lenders taken as a whole in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional local counsel in each relevant jurisdiction to the affected Persons similarly situated and taken as a whole) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit Issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, the L/C Agent, each Lender, each Issuing Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims (including, without limitation, any Environmental Claims), penalties, damages, liabilities and related expenses (including the reasonable documented fees, charges and disbursements of any counsel for any Indemnitee, but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees (taken as a whole) and, if reasonably necessary, a single local counsel for all Indemnitees (taken as a whole) in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnitees similarly situated and taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Agent or any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee or the gross negligence, willful misconduct or bad faith of any Related Party controlled by such Indemnitee who is directly involved with the transactions contemplated hereby, (B) result from a claim brought by any Credit Party or any Subsidiary thereof against an Indemnitee (or any Related Party controlled by such Indemnitee who is directly involved with the transactions contemplated hereby) for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) arise from any dispute solely between the Indemnitees and not involving any act or omission by any Credit Party or any of its Affiliates, other than any claims against the Administrative Agent or any Arranger in their respective capacity or in fulfilling their role as an Administrative Agent or Arranger or any similar role hereunder or under any Loan Document. This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Arrangers, the L/C Agent, the Fronting Bank, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Arrangers, the L/C Agent, the Fronting Bank, or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Arrangers, the L/C Agent or the Fronting Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Arrangers, the L/C Agent or the Fronting Bank in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7(c).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law (and without limitation of the indemnity provided in Section 11.3(b)), each of the parties to this Agreement shall not assert, and hereby waives, any claim against any other party to this Agreement or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)    Payments. All amounts due under this Section shall be payable promptly after demand therefor.
(f)    Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
SECTION 11.4    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender, the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.6 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised. The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, and such Issuing Lender and the Swingline Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 11.5    Governing Law; Jurisdiction, Etc.
(a)    Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b)    Submission to Jurisdiction. Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the L/C Agent, any Lender, any Issuing Lender, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, any Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.
(c)    Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    SERVICE OF PROCESS. THE CREDIT PARTIES IRREVOCABLY CONSENT THAT SERVICE OF PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT C/O THE BORROWER AT ITS ADDRESS FOR NOTICES IN SECTION 11.1, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. IN ADDITION, EACH PARTY HERETO IRREVOCABLY CONSENTS THAT SERVICE OF PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT ITS ADDRESS FOR NOTICES IN SECTION 11.1 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
SECTION 11.6    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 11.7    Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of any of the Credit Parties or to any Credit Party directly or the Administrative Agent or any Lender exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the

Administrative Agent, and each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable Ratable Share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at a per annum rate equal to the Overnight Rate from the date of such demand to the date such payment is made to the Administrative Agent.
SECTION 11.8    [Reserved]
SECTION 11.9    Successors and Assigns; Participations.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Arrangers and the Related Parties of each of the Administrative Agent, the Arrangers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) assigned shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day;

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment assigned;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after a Responsible Officer of the Borrower has received written notice thereof;
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)    the consents of each Fronting Bank and the Swingline Lender shall be required for assignments if such assignment is to a Person that is not a Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of its Subsidiaries or Affiliates, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a Person that is a Non-NAIC Qualified Lender.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the Commitment Percentage of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing

Lenders, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its Commitment Percentage of all participations in Participated Letters of Credit and drawn Syndicated Letters of Credit. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of, Section 4.8, Section 4.9, Section 4.10, Section 4.11 and Section 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or any Credit Party or any Credit Party’s Subsidiaries or Affiliates, which shall be null and void).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person), the Borrower or any of the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, each Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.2(a), Section 11.2(b), Section 11.2(c), Section 11.2(d) that directly and adversely affects such Participant. The Credit Parties agree that each Participant shall be entitled to the benefits of Section 4.9, Section 4.10 and Section 4.11 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 4.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 4.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 4.10 or Section 4.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 4.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.6 and Section 11.4 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 11.10    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties in connection with the Credit Facility, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to the Borrower or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties

(including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with the Administrative Agent’s, such Issuing Lender’s or any Lender’s regulatory compliance policy if the Administrative Agent, such Issuing Lender or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Administrative Agent, such Issuing Lender or such Lender, as applicable, or any of its Related Parties (in which case, the Administrative Agent, such Issuing Lender or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (c) as to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative proceeding or other compulsory process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the consent of the Borrower, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower or any other Credit Party, (k) to the extent that such information is independently developed by such Person, or (l) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 11.11    Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.
SECTION 11.12    All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 11.13    Survival.
(a)    All representations and warranties set forth in Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any Credit Extension.
(b)    Notwithstanding any termination of this Agreement, the express indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XI and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.
SECTION 11.14    Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
SECTION 11.15    Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).
SECTION 11.16    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the Issuing Lenders, the Swingline Lender and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 7.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Credit Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
SECTION 11.17    Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification and expense reimbursement obligations not then due or asserted) arising hereunder or under any other Loan Document shall have been paid and satisfied in full, all Letters of Credit have been terminated or expired and the Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
SECTION 11.18    USA PATRIOT Act; Anti-Money Laundering Laws. The Administrative Agent and each Lender hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name, address and tax-identification number of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.
SECTION 11.19    Independent Effect of Covenants. Each Credit Party expressly acknowledges and agrees that each covenant contained in Article VII and Article VIII hereof shall be given independent effect. Accordingly, no Credit Party shall engage in any transaction or other act otherwise permitted under any covenant contained in Article VII or Article VIII, if before or after giving effect to such transaction or act, such Credit Party shall or would be in breach of any other covenant contained in Article VII or Article VIII.

SECTION 11.20    No Advisory or Fiduciary Responsibility.
(a)    In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.
(b)    Each Credit Party acknowledges and agrees that each Lender, the Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to any other Lender, the Arrangers, the Borrower, the Borrower, or any Affiliate of the foregoing.  Each Lender, the Arrangers and any Affiliate thereof may accept fees and other consideration from the Borrower, the Borrower, or any Affiliate thereof for services in connection with this Agreement, the Credit Facilities or otherwise without having to account for the same to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing.
SECTION 11.21    Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control.
SECTION 11.22    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 11.23    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the applicable Credit Party in respect of any such sum due from it to the Administrative Agent or any Lender or Issuing Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender or Issuing Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender or Issuing Lender from the applicable Credit Party in the Agreement Currency, such Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or Issuing Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender or Issuing Lender in such currency, the Administrative Agent or such Lender or Issuing Lender, as the case may be, agrees to return the amount of any excess to the applicable Credit Party (or to any other Person who may be entitled thereto under applicable Law).
SECTION 11.24    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated

to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 11.24, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
SECTION 11.25    Amendment and Restatement; No Novation. This Agreement constitutes an amendment and restatement of the Existing Credit Agreement, effective from and after the Closing Date.  The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Existing Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement.  On the Closing Date, the credit facilities described in the Existing Credit Agreement, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Existing Credit Agreement, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Closing Date, reflect the respective Commitment of the Lenders hereunder.
ARTICLE XII

GUARANTY
SECTION 12.1    The Guaranty.
(a)    In order to induce the Lenders to enter into this Agreement and to make Credit Extensions hereunder and in recognition of the direct benefits to be received by the Guarantor from the Credit Extensions hereunder, the Guarantor hereby unconditionally, absolutely and irrevocably, guarantees, as a primary obligor and not merely as surety, the full and punctual payment of all Obligations of the other Account Parties under the Loan Documents. This Guaranty is a guaranty of payment and not of collection. Upon failure by any other Account Party to pay punctually any such amount owing by it, the Guarantor agrees to pay forthwith on demand the amount not so paid at the place and in the manner specified in this Agreement.
SECTION 12.2    Guaranty Unconditional. The obligations of the Guarantor under this Article XII shall be unconditional, absolute and irrevocable, and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:
(i)    any extension, renewal, settlement, compromise, waiver or release (including with respect to any Cash Collateral) in respect of any obligation of any other obligor under any of the Loan Documents, by operation of law or otherwise;
(ii)    any modification or amendment of or supplement to any of the Loan Documents in accordance with the terms thereof;
(iii)    any release, non-perfection or invalidity of any direct or indirect security for any obligation of any other obligor under any of the Loan Documents;
(iv)    any change in the corporate existence, structure or ownership of any obligor, or any filing by or against any Credit Party of any petition seeking any relief in bankruptcy or under any Debtor Relief Law or other similar proceeding affecting any other obligor or its assets or any resulting release or discharge of any obligation of any other obligor contained in any of the Loan Documents;
(v)    the existence of any claim, set-off or other rights which any obligor may have at any time against any other obligor, the Administrative Agent, the L/C Agent, the Swingline Lender, any Issuing Lender, any Lender or any other corporation or person, whether in connection with any of the Loan Documents or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;
(vi)    any invalidity or unenforceability relating to or against any other obligor for any reason of any of the Loan Documents, or any provision of applicable law or regulation purporting to prohibit the payment by any other obligor of principal, interest or any other amount payable under any of the Loan Documents;

(vii)    any law, regulation or order of any jurisdiction, or any other event, affecting any term of any obligation or the Lenders’ rights with respect thereto;
(viii)    the addition or release of any other guarantor hereunder or the taking, acceptance or release of other guarantees of the Obligations; or
(ix)    any other act or omission to act or delay of any kind by any obligor, the Administrative Agent, the L/C Agent, any Issuing Lender, the Swingline Lender, any Lender or any other corporation or person or any other circumstance whatsoever (other than the defense of payment) which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantor’s obligations under this Article XII.
SECTION 12.3    Discharge Only upon Payment in Full; Reinstatement in Certain Circumstances. The Guarantor’s obligations under this Article XII shall remain in full force and effect until the Commitments of the Lenders hereunder shall have terminated, no Credit Extension shall be outstanding and all Obligations payable by the Credit Parties under the Loan Documents shall have been paid in full, or until such earlier date terminated in accordance with Section 12.7. If at any time any payment of any Obligation payable by a Credit Party under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Credit Party or otherwise, the Guarantor’s obligations under this Article XII with respect to such payment shall be reinstated as though such payment had been due but not made at such time.
SECTION 12.4    Waiver by the Guarantor. The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any corporation or person against any other obligor or any other corporation or person. The Guarantor warrants and agrees that each waiver set forth in this Section 12.4 is made with full knowledge of its significance and consequences, and such waivers shall be effective to the maximum extent permitted by law.
SECTION 12.5    Subrogation. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any other Account Party, or any other insider guarantor that arises from the existence, payment, performance or enforcement of the Guarantor’s obligations under or in respect of this Guaranty or any other Loan Document, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender, any Issuing Lender, the Swingline Lender, the L/C Agent or the Administrative Agent against any Credit Party or any other insider guarantor or any Cash Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any other Credit Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all Obligations payable under this Agreement shall have been paid in full in cash, no Loans or Letters of Credit shall be outstanding and the Commitments of the Lenders hereunder shall have expired or been terminated. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of all amounts payable under this Guaranty, the termination of the Commitments and expiry or cancellation of all Letters of Credit and (b) the Final Maturity Date, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to all amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as collateral for any amounts payable under this Guaranty thereafter arising. If (i) the Guarantor shall make payment to the Lenders, the Issuing Lenders, the

Swingline Lender and the Administrative Agent of all or any amounts payable under this Guaranty, (ii) all amounts payable under this Guaranty shall have been paid in full in cash, and (iii) the Final Maturity Date shall have occurred, the Lenders, the Issuing Lenders, the Swingline Lender and the Administrative Agent will, at the Guarantor’s request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the obligations resulting from such payment made by the Guarantor pursuant to this Guaranty.
SECTION 12.6    Stay of Acceleration. If acceleration of the time for payment of any amount payable by any Credit Party under any of the Loan Documents is stayed upon the occurrence of any filing by or against any Credit Party of any petition seeking any relief in bankruptcy or under any Debtor Relief Law, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable by the Guarantor under this Article XII forthwith on demand by the Administrative Agent made at the request, or with the consent, of the Required Lenders.
SECTION 12.7    Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the later of (i) the payment in full in cash of all Obligations payable under this Agreement, the termination of the Commitments and expiry or cancellation of all Letters of Credit and (ii) the Final Maturity Date or, in each case, such earlier date on which the Guarantor ceases to be a Guarantor under the Loan Documents in accordance with the terms of the Loan Documents, (b) be binding upon the Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders, the Issuing Lenders, the Swingline Lender and the Administrative Agent and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 11.9.
SECTION 12.8    Subordination of Other Obligations. Any Indebtedness of any Credit Party now or hereafter held by the Guarantor is hereby subordinated in right of payment to the Obligations of such Credit Party, and any such Indebtedness collected or received by the Guarantor after receipt of notice of an Event of Default (which has occurred and is continuing) by Administrative Agent shall be held in trust for Administrative Agent on behalf of the Lenders and shall forthwith be paid over to Administrative Agent for the benefit of Lenders to be credited and applied against such Obligations but without affecting, impairing or limiting in any manner the liability of the Guarantor under any other provision hereof.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.
MARKEL GROUP INC.
By: /s/ Teresa S. Gendron
Name: Teresa S. Gendron
Title: Chief Financial Officer
MARKEL BERMUDA LIMITED
By: /s/ Justin P. Broussard
Name: Justin P. Broussard
Title: Treasurer
MARKEL GLOBAL REINSURANCE COMPANY
By: /s/ Justin P. Broussard
Name: Justin P. Broussard
Title: Treasurer

Markel Group Inc.
2023 Amended and Restated Credit Agreement

LENDERS:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, L/C Agent, Fronting Bank and Lender
By: /s/ Jason Hafener
Name: Jason Hafener
Title: Managing Director

Markel Group Inc.
2023 Amended and Restated Credit Agreement

CITIBANK, N.A., as Lender
By: /s/ Maureen Maroney
Name: Maureen Maroney
Title: Vice President

Markel Group Inc.
2023 Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., as Fronting Bank and Lender
By: /s/ Milena Kolev
Name: Milena Kolev
Title: Vice President

Markel Group Inc.
2023 Amended and Restated Credit Agreement

Barclays Bank PLC, as Lender
By: /s/ Stephanie J. Reid
Name: Stephanie J. Reid
Title: Authorized Signatory

Markel Group Inc.
2023 Amended and Restated Credit Agreement

The Northern Trust Company, as Lender
By: /s/ Peter Romanchuk
Name: Peter Romanchuk
Title: Second Vice President

Markel Group Inc.
2023 Amended and Restated Credit Agreement

The Bank of New York Mellon, as Lender
By: /s/ Yadilsa Fernandez
Name: Yadilsa Fernandez
Title: Director

Markel Group Inc.
2023 Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as Lender
By: /s/ Chelsea Liu
Name: Chelsea Liu
Title: Vice President

Markel Group Inc.
2023 Amended and Restated Credit Agreement

Truist Bank, as Lender
By: /s/ Alexandra Korchmar
Name: Alexandra Korchmar
Title: Vice President

Markel Group Inc.
2023 Amended and Restated Credit Agreement

Capital One, N.A., as Lender
By: /s/ Jesse Lawrence
Name: Jesse Lawrence
Title: Duly Authorized Signatory

Markel Group Inc.
2023 Amended and Restated Credit Agreement

Frost Bank, as Lender
By: /s/ Leslie Wilson Cosper
Name: Leslie Wilson Cosper
Title: Senior Vice President

Markel Group Inc.
2023 Amended and Restated Credit Agreement